                         AGREEMENT AND PLAN OF MERGER

                                 By and Among

                         GASTON FEDERAL HOLDINGS, MHC

                         GASTON FEDERAL BANCORP, INC.

                        GASTON MERGER SUBSIDIARY, INC.

                              GASTON FEDERAL BANK

                                      And

                      INNES STREET FINANCIAL CORPORATION

                                      And

                              CITIZENS BANK, INC.



                           Dated as of July 16, 2001

                         AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

                                                              Page

                                 ARTICLE I
                            CERTAIN DEFINITIONS

Section 1.01  Definitions.....................................   2

                                 ARTICLE II
                       THE MERGER AND RELATED MATTERS

Section 2.01  Effects of Merger; Surviving Corporation........   7
Section 2.02  Conversion of Shares............................   8
Section 2.03  Exchange Procedures.............................   9
Section 2.04  Stock Options...................................  10
Section 2.05  Restricted Stock................................  10
Section 2.06  Depositors......................................  10

                          ARTICLE III
  REPRESENTATIONS AND WARRANTIES OF INNES STREET AND CITIZENS
                             BANK

Section 3.01  Organization....................................  11
Section 3.02  Capitalization..................................  12
Section 3.03  Authority; No Violation.........................  12
Section 3.04  Consents........................................  13
Section 3.05  Financial Statements............................  14
Section 3.06  Taxes...........................................  14
Section 3.07  No Material Adverse Effect......................  15
Section 3.08  Material Contracts; Leases; Defaults............  15
Section 3.09  Ownership of Property; Insurance Coverage.......  16
Section 3.10  Legal Proceedings...............................  17
Section 3.11  Compliance With Applicable Law..................  17
Section 3.12  Employee Benefit Plans..........................  18
Section 3.13  Brokers, Finders and Financial Advisors.........  21
Section 3.14  Environmental Matters...........................  21
Section 3.15  Loan Portfolio..................................  22
Section 3.16  Securities Documents............................  23

Section 3.17  Related Party Transactions..............................................  24
Section 3.18  Schedule of Termination Benefits........................................  24
Section 3.19  Deposits................................................................  24
Section 3.20  Antitakeover Provisions Inapplicable....................................  24
Section 3.21  Registration Obligations................................................  24
Section 3.22  Risk Management Instruments.............................................  25
Section 3.23  Fairness Opinion........................................................  25

                                      ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF GASTON FEDERAL
                                  AND GASTON BANCORP

Section 4.01  Organization............................................................  25
Section 4.02  Authority; No Violation.................................................  26
Section 4.03  Consents................................................................  27
Section 4.04  Financial Statements....................................................  28
Section 4.05  Compliance With Applicable Law..........................................  28
Section 4.06  Financing...............................................................  29
Section 4.07  Regulatory Approvals....................................................  29
Section 4.08  Legal Proceedings.......................................................  29

                                      ARTICLE V
                               COVENANTS OF THE PARTIES

Section 5.01  Conduct of Innes Street's Business......................................  29
Section 5.02  Access; Confidentiality.................................................  33
Section 5.03  Regulatory Matters and Consents.........................................  34
Section 5.04  Taking of Necessary Action..............................................  35
Section 5.05  Certain Agreements......................................................  36
Section 5.06  No Other Bids and Related Matters.......................................  37
Section 5.07  Duty to Advise; Duty to Update Innes Street's Disclosure Schedules......  38
Section 5.08  Conduct of Gaston Bancorp's Business....................................  38
Section 5.09  Board and Committee Minutes.............................................  39
Section 5.10  Undertakings by Innes Street and Gaston Bancorp.........................  39
Section 5.11  Employee and Termination Benefits; Directors and Management.............  42
Section 5.12  Duty to Advise; Duty to Update Gaston Bancorp's Disclosure Schedules....  44
Section 5.13  Bank and Related Merger Transactions....................................  44

                                                   ARTICLE VI
                                                   CONDITIONS

Section 6.01  Conditions to Innes Street's Obligations under this Agreement........................  45
Section 6.02  Conditions to Gaston Bancorp's Obligations under this Agreement......................  46

                                                   ARTICLE VII
                                        TERMINATION, WAIVER AND AMENDMENT

Section 7.01  Termination..........................................................................  47
Section 7.02  Effect of Termination................................................................  48

                                                  ARTICLE VIII
                                                  MISCELLANEOUS

Section 8.01  Expenses.............................................................................  48
Section 8.02  Non-Survival of Representations and Warranties.......................................  49
Section 8.03  Amendment, Extension and Waiver......................................................  49
Section 8.04  Entire Agreement.....................................................................  50
Section 8.05  No Assignment........................................................................  50
Section 8.06  Notices..............................................................................  50
Section 8.07  Captions.............................................................................  51
Section 8.08  Counterparts.........................................................................  51
Section 8.09  Severability.........................................................................  51
Section 8.10  Governing Law........................................................................  51
Section 8.11  Specific Performance.................................................................  51

Exhibits:

        Exhibit A    Form of Bank Merger Agreement
        Exhibit B    Form of Innes Street Voting Agreement
        Exhibit C    Form of Opinion of Counsel

                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 16, 2001, is by and among Gaston Federal Holdings, MHC, a Federal mutual holding company ("Gaston MHC"), Gaston Federal Bancorp, Inc., a Federal corporation ("Gaston Bancorp"), Gaston Merger Subsidiary, Inc., a wholly owned subsidiary of Gaston Bancorp incorporated under the laws of the State of North Carolina ("Gaston Merger Subsidiary"), Gaston Federal Bank, a Federal savings bank ("Gaston Federal"), and Innes Street Financial Corporation, a North Carolina corporation ("Innes Street") and Citizens Bank, Inc. a North Carolina savings bank ("Citizens Bank"). Each of Gaston Bancorp, Gaston Merger Subsidiary, Gaston Federal, Innes Street and Citizens Bank is sometimes individually referred to herein as a "party," and all of them are sometimes collectively referred to herein as the "parties."

                                   RECITALS

     WHEREAS, Gaston MHC, a registered savings and loan holding company, with principal offices in Gastonia, North Carolina, owns a majority of the issued and outstanding capital stock of Gaston Bancorp, with principal offices in Gastonia, North Carolina.

     WHEREAS, Gaston Bancorp, a registered savings and loan holding company, with principal offices in Gastonia, North Carolina, owns all of the issued and outstanding capital stock of Gaston Federal, with principal offices in Gastonia, North Carolina.

     WHEREAS, Innes Street, a registered bank holding company, with principal offices in Salisbury, North Carolina, owns all of the issued and outstanding capital stock of Citizens Bank, with principal offices in Salisbury, North Carolina.

     WHEREAS, the Board of Directors of Innes Street deems it advisable and in the best interests of Innes Street shareholders and the Board of Directors of Gaston Bancorp deems it advisable and in the best interests of Gaston Bancorp shareholders to consummate the business combination transaction contemplated herein in which: (i) Gaston Merger Subsidiary, subject to the terms and conditions set forth herein, shall be merged with and into Innes Street, with Innes Street surviving the merger (the "Merger"), (ii) to be followed by the merger or liquidation of Innes Street with and into Gaston Bancorp, with Gaston Bancorp as the surviving entity (the "Company Merger"), with the result that Citizens Bank shall be a wholly-owned subsidiary of Gaston Bancorp, and (iii) Citizens Bank shall be merged with and into Gaston Federal, with Gaston Federal being the surviving corporation (the "Bank Merger") (the Merger, Company Merger and the Bank Merger are sometimes collectively referred to as the "Mergers"); and

     WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger, and the other transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

     Section 1.01 Definitions. Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "Affiliate" means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

            "Agreement" means this agreement, and any amendment or supplement hereto, which constitutes a "plan of merger" between Gaston Bancorp, Gaston Merger Subsidiary and Innes Street.

            "Applications" means the applications for all Regulatory Approvals that are required by the transactions contemplated hereby.

            "Banking Commission" means the North Carolina Office of the Commissioner of Banks.

            "Bank Merger" means the merger of Citizens Bank with and into Gaston Federal, with Gaston Federal as the surviving institution.

            "Business Day" means any day other than a Saturday, Sunday or Federal holiday.

            "Closing Date" means the Business Day determined by Gaston Bancorp, in its sole discretion, upon five (5) days prior written notice to Innes Street, but in no event later than fifteen (15) Business Days after the last condition precedent (other than the delivery of certificates or other instruments and documents to be delivered at closing) pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as to which Gaston Bancorp and Innes Street shall mutually agree.

            "Closing Expense Statement" has the meaning given to that term in
     Section 5.10(c) of this Agreement.

            "Code" means the Internal Revenue Code of 1986, as amended.

          "Commissioner" means the Commissioner of Banks, of the State of North Carolina.

          "Company Merger" means the merger or liquidation of Innes Street, as a wholly owned subsidiary of Gaston Bancorp, with and into Gaston Bancorp, with Gaston Bancorp being the surviving corporation.

          "Compensation and Benefit Plans" has the meaning given to that term in
     Section 3.12 of this Agreement.

          "Dissenters' Shares" means shares of Innes Street Common Stock that have not been voted in favor of approval of the Merger and with respect to which dissenters' rights have been perfected in accordance with the NCBCA.

          "DOL" means the U.S. Department of Labor.

          "Environmental Law" means any federal, state, or local statute, regulation, or ordinance for the protection of human health, natural resources, or the environment, including without limitation (a) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. (S) (S) 9601 et seq.; (b) the Hazardous Materials Transportation Act, 49 U.S.C. (S) 1801 et seq.; (c) the Clean Water Act, 33 U.S.C. (S) (S) 1251 et seq.; (d) the Resource Conservation and Recovery Act, 42 U.S.C. (S) (S) 6901 et seq.; (e) the Toxic Substances Control Act 15 U.S.C. (S) (S) 2601 et seq.; (f) the Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. (S) (S) 136 et seq.; (g) the Clean Air Act, 42 U.S.C. (S) (S) 7401 et seq.; (h) Subtitle I of the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. (S) (S) 6991 et seq.; (i) the North Carolina Oil Pollution and Hazardous Substances Control Act, N.C.G.S. (S)
     (S) 143-215.75 et seq.; (j) any regulations promulgated under or pursuant to (a) through (i); (k) any amendments now existing or hereafter enacted to
     9a) through (j); and (l) any statutes subsequently enacted and regulations subsequently adopted that address, govern, or affect the subjects regulated by (a) through (j).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

          "Exchange Agent" means Registrar and Transfer Company, the transfer agent for Gaston Bancorp, or such other entity selected by Gaston Bancorp and agreed to by Innes Street.

          "FDIA" means the Federal Deposit Insurance Act, as amended.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "FHLB" means a Federal Home Loan Bank.

          "FRB" means the Board of Governors of the Federal Reserve System.

          "GAAP" means generally accepted accounting principles as in effect at the relevant date and consistently applied.

          "Gaston Bancorp Disclosure Schedules" means the Disclosure Schedules delivered by Gaston Bancorp to Innes Street pursuant to Article IV of this Agreement.

          "Gaston Bancorp Financials" means (i) the audited consolidated financial statements of Gaston Bancorp as of September 30 2000 and 1999 and for the three years ended September 30, 2000, including the notes thereto and (ii) the unaudited interim consolidated financial statements of Gaston Bancorp as of each calendar quarter thereafter.

          "Gaston Bancorp Regulatory Reports" means the Thrift Financial Reports of Gaston Federal and accompanying schedules, as filed with the OTS, for each calendar quarter beginning with the quarter ended June 30, 2000, through the Closing Date, and all Annual, Quarterly and Current Reports filed on Form H-(b)11 with the OTS by Gaston Bancorp from June 30, 2000 through the Closing Date.

          "Gaston Bancorp Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Gaston Bancorp or Gaston Federal, except any corporation the stock of which is held as security by Gaston Federal in the ordinary course of its lending activities.

          "Hazardous Material" means any chemical, element, compound, substance, byproduct, or waste of any nature or composition that is defined as hazardous or toxic by, or is regulated or restricted under, any Environmental Laws. However, for the purpose of this Agreement the following are considered "Hazardous materials" whether or not specifically defined as hazardous or toxic by the Environmental Laws: petroleum distillates, asbestos containing material, polychlorinated biphenyls, concentrations of radon in excess of background conditions, and any source deemed a high-level radioactive waste.

          "HOLA" means the Home Owners' Loan Act, as amended.

          "Innes Street Common Stock" means the common stock of Innes Street described in Section 3.02(a).

          "Innes Street Disclosure Schedules" means the Disclosure Schedules delivered by Innes Street to Gaston Bancorp pursuant to Article III of this Agreement.

          "Innes Street Financials" means (i) the audited consolidated financial statements of Innes Street as of September 30, 2000 and 1999 and for the three years ended September 30, 2000, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Innes Street as of each calendar quarter thereafter included in Securities Documents filed by Innes Street.

          "Innes Street Option" means issued and outstanding options granted by Innes Street to purchase shares of Innes Street Common Stock pursuant to the Innes Street Stock Option Plan.

          "Innes Street Regulatory Reports" means the Thrift Financial Reports and FDIC Call Reports of Citizens Bank and accompanying schedules, as filed with the OTS and FDIC, for each appropriate calendar quarter beginning with the quarter ended September 30, 2000, through the Closing Date, and all Annual, Quarterly and Current Reports filed with the OTS and/or the FRB, as appropriate, by Innes Street from September 30, 2000 through the Closing Date.

          "Innes Street Restricted Stock Plan" means the Citizens Bank, Inc. Management Recognition Plan and Trust.

          "Innes Street Stock Option Plan" means the Innes Street Financial Corporation Stock Option Plan.

          "IRS" means the Internal Revenue Service.

          "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known, or should have been known, by the senior officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Regulatory Authority or any other material written notice received by that Person.

          "Loan Property" shall have the meaning given to such term in Section 3.14(b) of this Agreement.

          "Material Adverse Effect" shall mean, with respect to a Person, any adverse effect on its assets, financial condition or results of operations which is material to its assets, financial condition or results of operations on a consolidated basis, except for any such effect caused by
     (i) any change in the value of such Person's assets resulting from a change in interest rates generally, (ii) any change or combination of changes occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change(s) or affect(s) financial institutions generally, (iii) compliance with this

     Agreement, or (iv) expenses incurred in connection with this Agreement and the transactions contemplated thereby.

          "Merger" means the merger of Gaston Merger Subsidiary with and into Innes Street, with Innes Street as the surviving corporation.

          "Merger Effective Date" means that date upon which the articles of merger as to the Merger are accepted for filing by the Office of the North Carolina Secretary of State, or such other date as otherwise stated in such filed articles of merger, in accordance with the NCBCA.

          "Merger Consideration" has the meaning given to that term in Section 2.02(a)(i) of this Agreement.

          "NCBCA" means the North Carolina Business Corporation Act, as from time to time amended, and any successor thereto.

          "OTS" means the Office of Thrift Supervision.

          "Participation Facility" shall have the meaning given to such term in
     Section 3.14(b) of this Agreement.

          "Pension Plan" has the meaning given to that term in Section 3.12 of this Agreement.

          "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, trust or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act).

          "Proxy Statement" means the proxy statement, together with any supplements thereto, to be transmitted to holders of Innes Street Common Stock in connection with the transactions contemplated by this Agreement.

          "Regulatory Agreement" has the meaning given to that term in Section 3.11(c) of this Agreement.

          "Regulatory Approvals" means all consents, waivers, approvals, nonobjections and clearances required to be obtained from or issued by the OTS, the FRB, the FDIC, the Banking Commission, the Commissioner, the SEC or the respective staffs thereof in order to complete the transactions contemplated hereby.

          "Regulatory Authority" means any agency or department of any federal, state or local government, including without limitation the OTS, the FRB, the FDIC, the Banking Commission, the Commissioner, the SEC or the respective staffs thereof.

          "Rights" means warrants, options, rights, convertible securities and other capital stock equivalents that obligate an entity to issue its securities or to make payments of cash in lieu of issuing such securities or in respect to such securities.

          "SAIF" means the Savings Association Insurance Fund of the FDIC.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

          "Securities Documents" means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

          "Securities Laws" means the Securities Act and the Exchange Act.

          "Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held as security by either Gaston Federal or Citizens Bank, as the case may be, in the ordinary course of its lending activities.

          "Surviving Corporation" has the meaning given to that term in Section 2.01(a)(i) of this Agreement.

                                  ARTICLE II
                        THE MERGER AND RELATED MATTERS

     Section 2.01.  Effects of Merger; Surviving Corporation.

     (a)  As of the Merger Effective Date, the following shall occur:

          (i) Gaston Merger Subsidiary shall merge with and into Innes Street; the separate existence of Gaston Merger Subsidiary shall cease; Innes Street shall be the surviving corporation in the Merger (the "Surviving Corporation") and a wholly owned subsidiary of Gaston Bancorp; and all of the property (real, personal and mixed), rights, powers and duties and obligations of Gaston Merger Subsidiary shall be taken and deemed to be transferred to and vested in Innes Street, as the Surviving Corporation in the Merger, without further act or deed; all in accordance with the NCBCA.

          (ii) the Articles of Incorporation of the Surviving Corporation shall be amended and restated to read in their entirety as the Articles of Incorporation of Gaston Merger Subsidiary, in effect immediately prior to the Merger Effective Date; and the Bylaws of the

Surviving Corporation shall be amended and restated to read in their entirety as the Bylaws of Gaston Merger Subsidiary, in effect immediately prior to the Merger Effective Date, until thereafter altered, amended or repealed in accordance with applicable law.

          (iii) the directors of Gaston Merger Subsidiary duly elected and holding office immediately prior to the Merger Effective Date shall be the directors of the Surviving Corporation, each to hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

          (iv) the officers of Gaston Merger Subsidiary duly elected and holding office immediately prior to the Merger Effective Date shall be the officers of the Surviving Corporation, each to hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation.

     (b) Notwithstanding any provision of this Agreement to the contrary, Gaston Bancorp may elect, subject to the filing of all Applications and the receipt of all Regulatory Approvals, to modify the structure of the transactions contemplated hereby, and the parties shall enter into such alternative transactions, so long as (i) there are no adverse tax consequences to any of the shareholders of Innes Street as a result of such modification, (ii) the Merger Consideration is not thereby changed in kind or reduced in amount because of such modification, and (iii) such modification will not be likely to delay or jeopardize receipt of any Regulatory Approvals or of the tax opinion required under Sections 6.02(h).

     Section 2.02. Conversion of Shares. At the Merger Effective Date, by virtue of the Merger and without any action on the part of Innes Street or the holders of shares of Innes Street Common Stock:

     (i) Each outstanding share of Innes Street Common Stock issued and outstanding at the Merger Effective Date, except as provided in clauses (ii) and
(iii) of this Section, shall cease to be outstanding, and shall be converted into the right to receive $18.50 in cash (the "Merger Consideration").

     (ii) Any shares of Innes Street Common Stock which are owned or held by any party hereto or any of their respective Subsidiaries (other than in a fiduciary capacity or in connection with debts previously contracted) at the Merger Effective Date shall be deemed cancelled and the certificates for such shares shall be deemed retired, such shares shall not be converted into the Merger Consideration, and no cash or shares of capital stock of Gaston Bancorp shall be issued or exchanged therefor.

     (iii) The Surviving Corporation shall pay for any Dissenters' Shares in accordance with the NCBCA, and the holders thereof shall not be entitled to receive any Merger Consideration; provided, that if dissenters' rights under the NCBCA with respect to any Dissenters' Shares shall have been effectively withdrawn or lost, such shares will thereupon cease to be treated as Dissenters' Shares and shall be converted into the right to receive the Merger Consideration pursuant to Section 2.02(i).

     (iv) Each share of Gaston Merger Subsidiary common stock issued and outstanding immediately before the Merger Effective Date shall be converted into and become an outstanding share of common stock of the Surviving Corporation.

     (v) The holders of certificates representing shares of Innes Street Common Stock (any such certificate being hereinafter referred to as a "Certificate") shall cease to have any rights as shareholders of Innes Street, except such rights, if any, as they may have pursuant to applicable law and this Agreement.

     Section  2.03.  Exchange Procedures.

     (a) As promptly as practicable after the Merger Effective Date, and in any event within five (5) Business Days thereafter, the Exchange Agent shall mail to each holder of record of outstanding shares of Innes Street Common Stock a letter of transmittal in form and substance reasonably acceptable to Innes Street ("Letter of Transmittal") containing instructions for the surrender of the Certificate(s) held by such holder for payment therefore. Upon a holder's surrender of the Certificate(s) to the Exchange Agent in accordance with the instructions set forth in the Letter of Transmittal, such holder shall promptly receive in exchange therefor the Merger Consideration, without interest thereon. Approval of this Agreement by the shareholders of Innes Street shall constitute authorization for Gaston Bancorp to designate and appoint the Exchange Agent. Neither Gaston Bancorp nor the Exchange Agent shall be obligated to deliver the Merger Consideration to a former shareholder of Innes Street until such former shareholder surrenders his Certificate(s).

     (b) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a Certificate surrendered in exchange therefore is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (c) On or prior to the day following the Merger Effective Date, Gaston Bancorp and/or Gaston Federal shall deposit or cause to be deposited, in trust with the Exchange Agent, an amount of cash equal to the aggregate Merger Consideration that the Innes Street shareholders shall be entitled to receive on the Merger Effective Date pursuant to Section 2.02 hereof.

     (d) The payment of the Merger Consideration upon the exchange of Innes Street Common Stock in accordance with the terms and conditions hereof shall constitute full satisfaction of all rights pertaining to such Innes Street Common Stock.

     (e) Promptly following the date which is twelve (12) months after the Merger Effective Date, the Exchange Agent shall deliver to Gaston Bancorp all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing shares of Innes Street Common Stock may surrender such Certificate to Gaston Bancorp and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefore the Merger Consideration multiplied by the number of shares of Innes Street Common Stock formerly represented by such Certificate, without any interest or dividends thereon.

     (f) As of the close of business on the Merger Effective Date, there shall be no transfers on the stock transfer books of Innes Street of the shares of Innes Street Common Stock which are outstanding immediately prior to the Merger Effective Date, and the stock transfer books of Innes Street shall be closed with respect to such shares. If, after the Merger Effective Date, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration as provided in this
Article II.

     (g) In the event any Certificate for Innes Street Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall deliver (except as otherwise provided in Section 2.02(iii)) in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of the fact by the holder thereof, the cash to be paid in the Merger as provided for herein; provided, however, that Gaston Bancorp may, in its sole discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such reasonable sum as Gaston Bancorp may determine as indemnity against any claim that may be made against Innes Street, Gaston Bancorp or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed.

     Section 2.04.  Stock Options.   At the Merger Effective Date, each Innes
Street Option, whether or not such option is exercisable as of the Merger Effective Date, shall, by reason of the Merger, cease to be outstanding and be converted into the right to receive in cash an amount equal to (i) the difference (if a positive number) between (A) the Merger Consideration and (B) the exercise price of each such Innes Street Option multiplied by (ii) the number of shares of Innes Street Common Stock subject to the Innes Street Option.

     Section 2.05. Restricted Stock. At the Merger Effective Date, each unvested share of restricted stock awarded pursuant to the Innes Street Restricted Stock Plan shall automatically vest and the holder thereof shall be entitled to receive the Merger Consideration.

     Section 2.06. Depositors. As a result of the Bank Merger, each holder of a deposit account at Citizens Bank shall become a holder of a deposit account at Gaston Federal with the same rights, privileges and obligations as a member of Gaston MHC as a holder of a deposit account at Gaston Federal at the effective time of the Bank Merger. In any mutual-to-stock conversion of Gaston MHC, to the extent permitted by Regulatory Authorities, all deposit accounts established at Citizens Bank prior to the effective time of the Bank Merger shall be deemed to have been established at Gaston Federal on the date that they were established at Citizens Bank.

                                  ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF INNES STREET AND CITIZENS
                                     BANK

     Innes Street and Citizens Bank represent and warrant to Gaston Bancorp and Gaston Federal that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the Innes Street Disclosure Schedules delivered by Innes Street to Gaston Bancorp on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. Innes Street and Citizens Bank have made a good faith effort to ensure that the disclosure on each schedule of the Innes Street Disclosure Schedules corresponds to the section reference herein. However, for purposes of the Innes Street Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

     Section 3.01 Organization.

     (a) Innes Street is a corporation duly organized, validly existing and in good standing under the NCBCA, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956. Innes Street has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Innes Street.

     (b) Citizens Bank is a savings bank organized, validly existing and in good standing under the laws of the State of North Carolina. Citizens Bank is the only Subsidiary of Innes Street. The deposits of Citizens Bank are insured by the FDIC through the SAIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Citizens Bank when due. Citizens Bank has no Subsidiary.

     (c) Citizens Bank is a member in good standing of the FHLB of Atlanta and owns the requisite amount of stock therein.

     (d) The respective minute books of Innes Street and Citizens Bank accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

     (e) Prior to the date of this Agreement, Innes Street has made available to Gaston Bancorp true and correct copies of the articles or certificate of incorporation and bylaws of Innes Street and Citizens Bank.

     Section 3.02 Capitalization.

     (a) The authorized capital stock of Innes Street consists of 20,000,000 shares of common stock, no par value ("Innes Street Common Stock"), of which 1,974,325 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 5,000,000 shares of preferred stock, no par value ("Innes Street Preferred Stock"), none of which are outstanding. There are no shares of Innes Street Common Stock held by Innes Street as treasury stock. Neither Innes Street nor Citizens Bank has or is bound by any Rights or other agreements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Innes Street Common Stock, or any other security of Innes Street or any securities representing the right to vote, purchase or otherwise receive any shares of Innes Street Common Stock or any other security of Innes Street, other than shares issuable under the Innes Street Stock Option Plan. Innes Street DISCLOSURE SCHEDULE 3.02(a) sets forth the name of each holder of awards under the Innes Street Restricted Stock Plan and Innes Street Stock Options under the Innes Street Stock Option Plan, the number of shares each such individual may acquire pursuant to the exercise of Innes Street Stock Options, the number of shares of restricted stock held by each such individual under the Innes Street Restricted Stock Plan, the vesting dates, and the exercise price relating to the Innes Street Stock Options.

     (b) Innes Street owns all of the capital stock of Citizens Bank, free and clear of any lien or encumbrance. Except for Citizens Bank, Innes Street does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Citizens Bank, equity interests held by Citizens Bank in a fiduciary capacity, and equity interests held in connection with the lending activities of Citizens Bank, including stock in the FHLB of Atlanta.

     (c) To Innes Street's Knowledge, no Person, is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Innes Street Common Stock.

     Section 3.03 Authority; No Violation.

     (a) Innes Street and Citizens Bank each has full corporate power and authority to execute and deliver this Agreement and, subject to a favorable vote of the Innes Street shareholders and receipt of all Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Innes Street and Citizens Bank and the completion by Innes Street and Citizens Bank of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Boards of Directors of Innes Street and Citizens Bank, and, except for approval of the shareholders of Innes

Street, no other corporate proceedings on the part of Innes Street or Citizens Bank are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by Innes Street and Citizens Bank, and the Bank Merger has been duly and validly approved by the Board of Directors of Citizens Bank, and by Innes Street in its capacity as sole shareholder of Citizens Bank, and subject to approval by the shareholders of Innes Street and receipt of the Regulatory Approvals, constitutes the valid and binding obligations of Innes Street and Citizens Bank, enforceable against Innes Street and Citizens Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and as to Citizens Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

     (b) (A) The execution and delivery of this Agreement by Innes Street and Citizens Bank, (B) subject to receipt of all Regulatory Approvals, and the compliance by Innes Street and Gaston Bancorp with any conditions contained therein, and subject to the receipt of the approval of shareholders of Innes Street, the consummation of the transactions contemplated hereby, and (C) compliance by Innes Street and Citizens Bank with all of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Innes Street or the charter and bylaws of Citizens Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Innes Street or Citizens Bank or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Innes Street or Citizens Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Innes Street or Citizens Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Innes Street and Citizens Bank taken as a whole.

     Section 3.04 Consents. Except for the receipt of the Regulatory Approvals and compliance with any conditions contained therein, the approval of this Agreement by the shareholders of Innes Street, the filing of articles of merger with the Office of the North Carolina Secretary of State pursuant to the NCBCA, and the filing of articles of combination with the OTS, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any Persons are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Innes Street and Citizens Bank, and (b) the completion by Innes Street and Citizens Bank of the transactions contemplated hereby. Innes Street and Citizens Bank have no reason to believe that (i) any Regulatory Approvals will not be received or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

     Section 3.05 Financial Statements.

     (a) Innes Street has previously made available to Gaston Bancorp the Innes Street Regulatory Reports. The Innes Street Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects, the consolidated financial position, results of operations and changes in shareholders' equity of Innes Street as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

     (b) Innes Street has previously made available to Gaston Bancorp the Innes Street Financials. The Innes Street Financials have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of Innes Street and Citizens Bank on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

     (c) At the date of each balance sheet included in the Innes Street Financials or the Innes Street Regulatory Reports, Innes Street did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Innes Street Financials or Innes Street Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

     Section 3.06 Taxes. Innes Street and Citizens Bank are members of the same affiliated group within the meaning of Code Section 1504(a). Innes Street has duly filed all federal, state and material local tax returns required to be filed by or with respect to Innes Street and Citizens Bank on or prior to the Merger Effective Date (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from Innes Street and Citizens Bank by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Innes Street or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Innes Street or any of its Subsidiaries do not file tax returns that Innes Street or any such Subsidiary is subject to taxation in that jurisdiction. Innes Street and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Innes Street and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Innes Street and each of its Subsidiaries has timely complied with all applicable information reporting requirements under
Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

     Section 3.07. No Material Adverse Effect. Innes Street has not suffered any Material Adverse Effect since September 30, 2000.

     Section 3.08. Material Contracts; Leases; Defaults.

     (a) Except for this Agreement, and those agreements and other documents filed as exhibits to Innes Street's Securities Documents, neither Innes Street nor Citizens Bank is a party to, bound by or subject to (i) agreement, contract, arrangement, commitment or understanding (whether written or oral) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K (ii) any collective bargaining agreement with any labor union relating to employees of Innes Street or Citizens Bank; (iii) any agreement which by its terms limits the payment of dividends by Innes Street or Citizens Bank; (iv) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Innes Street or Citizens Bank is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB of Atlanta advances, bankers' acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Merger Effective Date to Gaston Bancorp or any Gaston Bancorp Subsidiary; (v) any contract (other than this Agreement) limiting the freedom, in any material respect, of Innes Street or Citizens Bank to engage in any type of banking or bank-related business which Innes Street or Citizens Bank is permitted to engage in under applicable law as of the date of this Agreement or (vi) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Innes Street or Citizens Bank (it being understood that any non-compete or similar provision shall be deemed material).

     (b) Each real estate lease that may require the consent of the lessor or its agent resulting from the Company Merger or the Bank Merger by virtue of a prohibition or restriction relating to assignment, by operation of law or otherwise, or change in control, is listed in Innes Street DISCLOSURE SCHEDULE 3.08(b) identifying the section of the lease that contains such prohibition or restriction. Neither Innes Street nor Citizens Bank is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

     (c) True and correct copies of agreements, plans, contracts, arrangements and instruments referred to in Section 3.08(a) and (b), have been made available to Gaston Bancorp on or before the date hereof, are listed on Innes Street DISCLOSURE SCHEDULE 3.08(a) and are in full force and effect on the date hereof and neither Innes Street nor Citizens Bank (nor, to the Knowledge of Innes Street, any other party to any such contract, plan, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument. No party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the execution of, and the transactions contemplated by, this Agreement, or require the payment of an early termination fee or penalty. No plan, contract, or similar agreement or arrangement to which Innes Street or Citizens Bank is a party or under which Innes Street or Citizens Bank may be liable contains provisions which permit an independent contractor to terminate it without cause and continue to accrue future benefits thereunder.

     Section 3.09.  Ownership of Property; Insurance Coverage.

     (a) Innes Street and the Citizens Bank each has good and, as to real property, marketable title to all material assets and properties owned by Innes Street or Citizens Bank in the conduct of their business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Innes Street Regulatory Reports and in the Innes Street Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material liens, mortgages, security interests or pledges, or to the knowledge of Innes Street, encumbrances, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB of Atlanta, inter-bank credit facilities, or any transaction by Citizens Bank acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Innes Street and Citizens Bank, as lessee, have the right under valid and subsisting leases of real and personal properties used by Innes Street and Citizens Bank in the conduct of their business to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Innes Street Financials.

     (b) With respect to all material agreements pursuant to which Innes Street or Citizens Bank has purchased securities subject to an agreement to resell, if any, Innes Street or Citizens Bank has a lien or security interest (which to Innes Street's Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

     (c) Innes Street and Citizens Bank each currently maintains insurance considered by Innes Street to be reasonable for their respective operations. Innes Street has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Innes Street under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three (3) years Innes Street has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Innes Street DISCLOSURE SCHEDULE 3.09 identifies all policies of insurance maintained by Innes Street and Citizens Bank.

     Section 3.10. Legal Proceedings. Neither Innes Street nor Citizens Bank is a party to any, and there are no pending or, to Innes Street's Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Innes Street or Citizens Bank (other than routine bank regulatory examinations), (ii) to which Innes Street or Citizens Bank's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Innes Street or Citizens Bank to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Innes Street and Citizens Bank, taken as a whole.

     Section 3.11 Compliance With Applicable Law.

     (a) Since January 1, 1997, Innes Street and Citizens Bank each was, and is, in substantial compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices.

     (b) Innes Street and Citizens Bank each has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Innes Street, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement.

     (c) Neither Innes Street nor Citizens Bank has received any notification or communication from any Regulatory Authority (i) asserting that Innes Street or Citizens Bank is not in material compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to Innes Street or Citizens Bank; (iii) requiring or threatening to require Innes Street or Citizens Bank, or indicating that Innes Street or Citizens Bank may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Innes Street or Citizens Bank, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Innes Street or Citizens Bank, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Innes Street nor Citizens Bank has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Citizens Bank as to compliance with the Community Reinvestment Act ("CRA") is satisfactory or better.

     Section 3.12 Employee Benefit Plans.

     (a) Innes Street DISCLOSURE SCHEDULE 3.12 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by Innes Street or Citizens Bank in which any employee or former employee, consultant or former consultant or director or former director of Innes Street or Citizens Bank participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits other than plans and programs involving immaterial obligations (the "Compensation and Benefit Plans"). Neither Innes Street nor Citizens Bank has any commitment to create any additional Compensation and Benefit Plan or to modify, change or renew any existing Compensation and Benefit Plan, except as required to maintain the qualified status thereof. Innes Street has made available to Gaston Bancorp true and correct copies of the Compensation and Benefit Plans.

     (b) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the

Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or uses a regional prototype document that has received a favorable determination letter, and Innes Street is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of Innes Street, threatened action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits). Neither Innes Street nor Citizens Bank has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Innes Street or Citizens Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof and subsequently expires as of the day next preceding the Merger Effective Date.

     (c) Neither Innes Street, Citizens Bank nor any entity which is considered one employer with Innes Street under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate") is a sponsor of or maintains a defined benefit Pension Plan or any Compensation and Benefit Plan subject to Title IV of ERISA, or has any liability under any such plan that was previously sponsored or maintained by it. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any single employer plan of an ERISA Affiliate (an "ERISA Affiliate Plan") within the twelve (12) months ending on the date hereof. To the Knowledge of Innes Street, there is no pending investigation or enforcement action by any Regulatory Authority with respect to any Compensation and Benefit Plan or any ERISA Affiliate Plan.

     (d) All material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which Innes Street or Citizens Bank is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued monthly on Innes Street's consolidated financial statements. Innes Street and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan in accordance with GAAP consistently applied. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. None of Innes Street, Citizens Bank nor any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, or (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a Lien under
Section 412(n) of the Code or pursuant to ERISA.

     (e) Neither Innes Street nor Citizens Bank has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by Innes Street or Citizens Bank that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

     (f) Innes Street and Citizens Bank do not maintain any Compensation and Benefit Plans covering employees who are not United States residents.

     (g) With respect to each Compensation and Benefit Plan, if applicable, Innes Street has provided or made available to Gaston Bancorp copies of the: (A) trust instruments and insurance contracts; (B) most recent Form 5500 filed with the IRS; (C) most recent actuarial report and financial statement; (D) the most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

     (h) The consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Merger Effective Date) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

     (i) Neither Innes Street nor Citizens Bank maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

     (j) The consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Merger Effective Date), entitle any current or former employee, director or independent contractor of Innes Street or Citizens Bank to any actual or deemed payment (or benefit) which would constitute a "parachute payment" (as such term is defined in Section 280G of the Code).

     (k) There are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Compensation and Benefit Plan or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

     Section 3.13 Brokers, Finders and Financial Advisors. Except for the engagement of Trident Securities, a division of McDonald Investments, Inc. ("Trident") in connection with the transactions contemplated by this agreement, neither Innes Street nor Citizens Bank, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, which has not been reflected in the Innes Street Financials.

     Section 3.14. Environmental Matters.

     (a)  With respect to Innes Street and Citizens Bank:

          (i) Each of Innes Street and Citizens Bank, the Participation Facilities, and, to Innes Street's Knowledge, the Loan Properties are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

          (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Innes Street's Knowledge, threatened, before any court, governmental agency or board or other forum against it or Citizens Bank or any Participation Facility
(x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Hazardous Material (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or Citizens Bank or any Participation Facility;

          (iii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Innes Street's Knowledge threatened, before any court, governmental agency or board or other forum relating to or against any Loan Property (or Innes Street or Citizens Bank in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

          (iv) To Innes Street's Knowledge, the properties currently owned or operated by Innes Street or Citizens Bank (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law;

          (v) Neither Innes Street nor Citizens Bank has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any other Person indicating that it may be in violation of, or liable under, any Environmental Law;

          (vi) To Innes Street's Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by Innes Street or Citizens Bank or any Participation Facility, and no underground storage tanks have been closed or removed from any properties owned or operated by Innes Street or Citizens Bank or any Participation Facility; and

          (vii) To Innes Street's Knowledge, during the period of (s) Innes Street's or Citizens Bank's ownership or operation of any of their respective current properties or (t) Innes Street's or Citizens Bank's participation in the management of any Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To Innes Street's Knowledge, prior to the period of (x) Innes Street's or Citizens Bank's ownership or operation of any of their respective current properties or
(y) Innes Street's or Citizens Bank's participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

     (b) "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     Section 3.15. Loan Portfolio.

     (a) The allowance for possible losses reflected in the consolidated balance sheet contained in the Innes Street Financials as of September 30, 2000 was, and the allowance for possible losses shown on the consolidated balance sheets contained in the Innes Street Financials for periods ending after September 30, 2000 were and will be, adequate, as of the dates thereof, under GAAP.

     (b) Innes Street DISCLOSURE SCHEDULE 3.15 sets forth a listing, as of the last Business Day prior to the date of this Agreement, by account, of: (A) all loans (including loan participations) of Innes Street or Citizens Bank that have been accelerated during the past twelve (12) months; (B) all loan commitments or lines of credit of Innes Street or Citizens Bank that have been terminated by Innes Street or Citizens Bank during the past twelve (12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which Innes Street or Citizens Bank has given written notice of its intent to terminate during the past twelve (12) months;
(D) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from Innes Street or Citizens Bank to any of their respective borrowers, customers or other parties during the past twelve (12) months wherein Innes Street or Citizens Bank has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer or other party which has notified Innes Street or Citizens Bank during the past twelve (12) months of, or has asserted against Innes Street or Citizens Bank, in each case in writing, any "lender liability" or similar claim, and, to the Knowledge of Innes Street, each borrower, customer or other party which has given Innes Street or Citizens Bank any oral notification of, or orally asserted to or against Innes Street or Citizens Bank, any such claim; (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (G) all assets classified by Innes Street or Citizens Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

     (c) All loans receivable (including discounts) and accrued interest entered on the books of Innes Street and Citizens Bank arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of Innes Street's or Citizens Bank's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of Innes Street, the loans, discounts and the accrued interest reflected on the books of Innes Street and Citizens Bank are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. All such loans are owned by Innes Street or Citizens Bank free and clear of any Liens.

     (d) The notes and other evidences of indebtedness evidencing the loans described in Section 3.15(c) above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

     Section 3.16. Securities Documents. Innes Street has made available to Gaston Bancorp copies of its (i) annual reports on Form 10-K for the years ended September 30, 2000, 1999 and 1998, (ii) quarterly reports on Form 10-Q for the quarters ended December 31, 2000 and March 31, 2001 and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 2001, 2000 and 1999. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

     Section 3.17. Related Party Transactions. Except as described in Innes Street's Proxy Statement distributed in connection with the 2001 annual meeting of shareholders, neither Innes Street nor Citizens Bank is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Innes Street. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Innes Street or Citizens Bank is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Innes Street nor Citizens Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Innes Street is inappropriate.

     Section 3.18. Schedule of Termination Benefits. Innes Street DISCLOSURE
SCHEDULE 3.18 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, excluding any Innes Street Options granted to such individuals, under any and all employment agreements, special termination agreements, change in control agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any compensation arrangement, or other pension benefit or welfare benefit plan maintained by Innes Street or Citizens Bank for the benefit of officers or directors of Innes Street or Citizens Bank (the "Benefits Schedule"), assuming their employment or service is terminated as of January 1, 2002 and the Closing Date occurs prior to such termination. No other individuals are entitled to benefits under any such plans.

     Section 3.19. Deposits. None of the deposits of Innes Street or Citizens Bank is a "brokered deposit" as defined in 12 CFR Section 337.6(a)(2).

     Section 3.20. Antitakeover Provisions Inapplicable. The transactions contemplated by this Agreement are not subject to the requirements of any "moratorium," "control share," "fair price," "affiliate transactions," "business combination" or other antitakeover or laws and regulations of any state, including the provisions of Sections 55-9-1 et. seq. and 55-9A-1 et. seq. of the NCBCA ("Takeover Laws") applicable to Innes Street or Citizens Bank. The shareholder voting restrictions contained in Section 7.2 of Innes Street's articles of incorporation do not apply to the Merger. The affirmative vote of a majority of the issued and outstanding shares of Innes Street Common Stock is required to approve this Agreement under Innes Street's articles of incorporation and the NCBCA.

     Section 3.21. Registration Obligations. Neither Innes Street nor Citizens Bank is under any obligation, contingent or otherwise, that will survive the Merger Effective Date by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

     Section 3.22 Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the account of Innes Street or Citizens Bank or their customers (all of which are set forth in Innes Street DISCLOSURE SCHEDULE 3.23), were entered into in accordance with prudent business practices and in all material respects in compliance with all applicable laws, rules, regulations and regulatory policies and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Innes Street or Citizens Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither Innes Street, Citizens Bank, nor to the Knowledge of Innes Street any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

     Section 3.23. Fairness Opinion. Innes Street has received a written opinion from Trident dated as of the date of this Agreement and updated as of the date of the mailing of the Proxy Statement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the shareholders of Innes Street pursuant to this Agreement is fair to such shareholders from a financial point of view.

                                  ARTICLE IV
      REPRESENTATIONS AND WARRANTIES OF GASTON FEDERAL AND GASTON BANCORP

     Gaston Bancorp and Gaston Federal represent and warrant to Innes Street and Citizens Bank that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Gaston Bancorp Disclosure Schedules delivered by Gaston Bancorp to Innes Street on the date hereof and except as to any representation or warranty which specifically relates to an earlier date. Gaston Bancorp and Gaston Federal have made a good faith effort to ensure that the disclosure on each schedule of the Gaston Bancorp Disclosure Schedules corresponds to the Section referenced herein. However, for purposes of the Gaston Bancorp Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

     Section 4.01. Organization.

     (a) Gaston Bancorp and Gaston MHC are corporations duly organized, validly existing and in good standing under the laws of the United States, and are duly registered as savings association holding companies under the HOLA. Gaston Bancorp has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Gaston Bancorp.

     (b) Gaston Federal is a stock savings bank duly organized, validly existing and in good standing under the laws of the United States. The deposits of Gaston Federal are insured by the FDIC through the SAIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Gaston Federal. Each other Gaston Bancorp Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

     (c) Gaston Federal is a member in good standing of the FHLB of Atlanta and owns the requisite amount of stock therein.

     (d) Prior to the date of this Agreement, Gaston Bancorp and Gaston Federal have delivered to Innes Street true and correct copies of their charters and bylaws.

     (e) Gaston Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, with its principal executive offices in Gastonia, North Carolina. Gaston Merger Subsidiary is a wholly owned subsidiary of Gaston Bancorp.

     Section 4.02 Authority; No Violation.

     (a) Gaston MHC, Gaston Bancorp, Gaston Federal and Gaston Merger Subsidiary have full corporate power and authority to execute and deliver this Agreement and Gaston Bancorp, Gaston Federal and Gaston Merger Subsidiary have full corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Gaston Bancorp, Gaston Federal and Gaston Merger Subsidiary and the completion by Gaston Bancorp, Gaston Federal and Gaston Merger Subsidiary of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of Gaston MHC, Gaston Bancorp, Gaston Federal and Gaston Merger Subsidiary and no other corporate proceedings on the part of Gaston Bancorp, Gaston Federal or Gaston Merger Subsidiary are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Gaston Bancorp, Gaston Federal and Gaston Merger Subsidiary and, subject to receipt of the Regulatory Approvals, constitutes the valid and binding obligation of Gaston Bancorp, Gaston Federal and Gaston Merger Subsidiary, enforceable against Gaston Bancorp, Gaston Federal and Gaston Merger Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally.

     (b) (A) The execution and delivery of this Agreement by Gaston Bancorp, Gaston Federal and Gaston Merger Subsidiary, (B) subject to receipt of approvals from the Regulatory

Authorities referred to in Section 4.03 hereof and Innes Street's and Gaston Bancorp's and Gaston Merger Subsidiary's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and
(C) compliance by Gaston Bancorp, Gaston Federal and Gaston Merger Subsidiary with any of the terms or provisions hereof, will not (i) conflict with or result in a breach of any provision of the charter or bylaws of Gaston Bancorp or Gaston Federal, or the certificate of incorporation or bylaws of any Gaston Bancorp Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Gaston Bancorp or any Gaston Bancorp Subsidiary or any of their respective properties or assets; or
(iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Gaston Bancorp, Gaston Merger Subsidiary or Gaston Federal under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Gaston Bancorp, Gaston Merger Subsidiary or Gaston Federal is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Gaston Bancorp.

     Section 4.03. Consents. Except for the receipt of the Regulatory Approvals and compliance with any conditions contained therein, the approval of this Agreement by the shareholders of Innes Street, the filing of articles of merger with the Office of the North Carolina Secretary of State pursuant to the NCBCA, and the filing of articles of combination with the OTS, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any Persons are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Gaston Bancorp, Gaston Federal and Gaston Merger Subsidiary, and (b) the completion by Gaston Bancorp, Gaston Federal and Gaston Merger Subsidiary of the transactions contemplated hereby. Gaston Bancorp has no reason to believe that
(i) any Regulatory Approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or that would adversely impact the ability of Gaston Federal and Gaston Bancorp to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

     Section 4.04.  Financial Statements.

     (a) Gaston Bancorp has made available to Innes Street the Gaston Bancorp Financials. The Gaston Bancorp Financials have been prepared in accordance with GAAP and practices applied on a consistent basis throughout the periods covered by such statements, and (including the related notes where applicable) fairly present the consolidated financial position, results of operations and cash flows of Gaston Bancorp and the Gaston Bancorp Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto.

     Section 4.05.  Compliance With Applicable Law.

     (a) Each of Gaston Bancorp and each Gaston Bancorp Subsidiary is in substantial compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices.

     (b) Each of Gaston Bancorp and each Gaston Bancorp Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best Knowledge of Gaston Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement.

     (c) Except as disclosed in Gaston Bancorp DISCLOSURE SCHEDULE 4.05(c), neither Gaston Bancorp nor any Gaston Bancorp Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Gaston Bancorp or any Gaston Bancorp Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Gaston Bancorp or any Gaston Bancorp Subsidiary; (iii) requiring or threatening to require Gaston Bancorp or any Gaston Bancorp Subsidiary, or indicating that Gaston Bancorp or any Gaston Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Gaston Bancorp or any Gaston Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Gaston Bancorp or any

Gaston Bancorp Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Gaston Bancorp nor any Gaston Bancorp Subsidiary has consented to or entered into any currently effective Regulatory Agreement, except as set forth in Gaston Bancorp DISCLOSURE SCHEDULE 4.05(c). The most recent regulatory rating given to Gaston Federal as to compliance with the CRA is satisfactory or better.

     Section 4.06. Financing. As of the Merger Effective Date and giving effect to the Mergers, Gaston Bancorp and Gaston Federal together will have funds that are sufficient and available to meet their obligations under this Agreement.

     Section 4.07. Regulatory Approvals. Gaston Bancorp and Gaston Federal are not aware of any reason that they cannot obtain the Regulatory Approvals, and neither Gaston Bancorp nor Gaston Federal has received any advice or information from any Regulatory Authority indicating that any such approval will be denied or are doubtful.

     Section 4.08. Legal Proceedings. As of the date of this Agreement, neither Gaston Bancorp, nor any Gaston Bancorp Subsidiary, is a party to any, and there are no pending or, to Gaston Bancorp's Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature challenging the validity or propriety of any of the transactions contemplated by this Agreement, or that could adversely affect the ability of Gaston Bancorp to perform under this Agreement.

     Section 4.09. Tax Opinion. Gaston Bancorp and Gaston Federal are not aware of any reason that they cannot obtain the tax opinion referenced in Section 6.02(h).

                                   ARTICLE V
                           COVENANTS OF THE PARTIES

     Section 5.01.  Conduct of Innes Street's Business.

     (a) From the date of this Agreement to the Closing Date, Innes Street and Citizens Bank each will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of Gaston Bancorp. Innes Street and Citizens Bank will use their reasonable good faith efforts, to (i) preserve their business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for themselves the goodwill of their customers and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Gaston Bancorp in writing (which approval will not be unreasonably delayed or withheld) or as contemplated or required by this Agreement, Innes Street will not, and Innes Street will not permit Citizens Bank to:

          (i) amend any provision of its articles of incorporation, charter or other chartering documents or bylaws, impose, or suffer the imposition, on any share of stock held by Innes Street in Citizens Bank of any material lien, charge or encumbrance or permit any such lien to exist, or waive or release any material right or cancel or compromise any material debt or claim except as set forth in Innes Street DISCLOSURE SCHEDULE 5.01(a)(i);

          (ii) change the number of shares of its authorized capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, redeem or otherwise acquire any shares of such capital stock, or sell or issue any shares of capital stock (except pursuant to the exercise of Innes Street Options);

          (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except that Citizens Bank may pay cash dividends to Innes Street, and except that Innes Street may declare and pay a quarterly cash dividend not in excess of $0.05 per share. The Board of Directors of Innes Street shall cause its last quarterly dividend record date to occur on the day immediately preceding the Merger Effective Date with the dividend amount to be calculated on a pro-rata basis from the previous dividend record date on a daily basis, rounded up to the nearest $0.005;

          (iv) grant or agree to pay any bonus, severance or termination to, or enter into, extend or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any employee, officer or director, except for legally binding commitments existing on the date hereof and set forth in Innes Street DISCLOSURE SCHEDULE 3.12, except for normal increases in the ordinary course of business consistent with past practice and except as otherwise provided in Section 5.11(e) hereof, or hiring any new employee without consulting with Gaston Bancorp prior to such hiring;

          (v) enter into or, except as may be required by law to maintain the qualified status thereof, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or former directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

          (vi) merge or consolidate with any other corporation; sell or lease all or any substantial portion of its assets or business; make any acquisition of all or any substantial portion of the business or assets of any other Person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Innes Street, or Citizens Bank, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

          (vii) sell or otherwise dispose of the capital stock of Citizens Bank, or sell or otherwise dispose of any asset other than in the ordinary course of business consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any liability or indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

          (viii) make any change in policies with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations, or GAAP;

          (ix)    acquire any new loan participation or loan servicing rights;

          (x) except for any commitments disclosed on the Innes Street DISCLOSURE SCHEDULE 5.01(a)(x): make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in excess of $300,000; or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $300,000; or make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in any amount if thereafter the exposure to any one borrower or group of affiliated borrowers (including obligors under loan participations) in the aggregate would exceed $750,000;

          (xi) except for automatically renewing leases, renew or extend any lease, or by any act, or omission to act, allow any lease to renew or be extended;

          (xii) make any capital expenditures in excess of $10,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof;

         (xiii) except for the execution of, and as otherwise provided or contemplated in, this Agreement, the Schedules, and the Exhibits hereto, take any action that would give rise to a right of payment to any individual under any employment agreement, or take any action that would give rise to a right of payment to any individual under any Compensation and Benefit Plan;

          (xiv) purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc, or with a remaining term to maturity of more than five (5) years;

          (xv) engage in any new loan transaction with an officer or director;

          (xvi) materially change the pricing strategies of Citizens Bank with respect to its deposit or loan accounts;

          (xvii) enter into any agreement, arrangement or commitment not made in the ordinary course of business;

          (xviii) change its method of accounting in effect prior to the Merger Effective Date, except as required by changes in laws or regulations, by Regulatory Authorities having jurisdiction over Innes Street or Citizens Bank, or by GAAP concurred in by Innes Street's independent certified public accountants;

          (xix) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

          (xx) invest in "high risk" mortgage derivative investments as defined by the Federal Financial Institutions Examination Council;

          (xxi) discharge or satisfy any lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

          (xxii) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

          (xxiii) take any action that would result in any of the representations or warranties of Innes Street or Citizens Bank contained in this Agreement not to be true and correct in any material respect as of the Merger Effective Date or that could reasonably result in a material delay in consummation of the transactions contemplated hereby;

          (xxiv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon indicating that there is no apparent violation of or liability under the Environmental Laws, provided, however, that it shall not be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five
(5) acres or less to be foreclosed upon unless it has reason to believe that such property might be in violation of or require remediation under Environmental Laws;

          (xxv) except in the ordinary course of business consistent with past practice and involving an amount not in excess of $50,000, settle any claim, action or proceeding; provided that no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could be material to Innes Street and Citizens Bank, taken as a whole; or

          (xxvi)   agree to do any of the foregoing.

     For purposes of this Section 5.01, unless provided for in a business plan, budget or similar document delivered to Gaston Bancorp prior to the date of this Agreement, it shall not be considered in the ordinary course of business for Innes Street or Citizens Bank to do any of the following: (i) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $100,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the ordinary course of business, issuance of loans, sales of previously purchased government guaranteed loans, or transactions in the investment securities portfolio by Innes Street or a Citizens Bank or repurchase agreements made, in each case, in the ordinary course of business; or
(ii) undertake or enter any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by Innes Street or Citizens Bank of more than $10,000 annually, or containing a material financial commitment and extending beyond twelve (12) months from the date hereof.

     Section 5.02. Access; Confidentiality.

     (a) Each of Innes Street and Citizens Bank shall permit Gaston Bancorp and its representatives reasonable access to its properties, and shall disclose and make available to them all books, papers and records relating to the assets, properties, operations, obligations and liabilities of Innes Street and Citizens Bank, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) (other than minutes of any confidential discussion of this Agreement and the transactions contemplated hereby), and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Gaston Bancorp may have a reasonable interest (provided that Innes Street shall not be required to provide access to any information that would violate its, or Citizens Bank's, attorney-client privilege or would violate applicable law or regulation). Innes Street and Citizens Bank shall make their respective officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Gaston Bancorp and its representatives. In addition, from the date of this Agreement through the Closing Date, Innes Street and Citizens Bank shall permit employees of Gaston Bancorp reasonable access to information relating to problem loans, loan restructurings and loan workouts of Innes Street and Citizens Bank. The parties will hold all such information delivered in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated May 24, 2001, between Innes Street and Gaston Bancorp (the "Confidentiality Agreement").

     (b) Gaston Bancorp agrees to conduct such investigations and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of Innes Street and Citizens Bank.

     (c) If the transactions contemplated by this Agreement shall not be consummated, Innes Street and Gaston Bancorp will each destroy or return all documents and records obtained from the other party or its representatives, during the course of its investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party to whom the information was provided or any of its representatives or agents and except to the extent disclosure of any such information is legally required. Innes Street and Gaston Bancorp shall each give prompt written notice to the other party of any contemplated disclosure where such disclosure is so legally required.

     Section 5.03. Regulatory Matters and Consents.

     (a) Gaston Bancorp and Gaston Federal will prepare all Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all Regulatory Approvals necessary or advisable to consummate the transactions contemplated by this Agreement. The information supplied, or to be supplied, by Gaston Bancorp or Gaston Federal for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

     (b) Innes Street will furnish Gaston Bancorp with all information concerning Innes Street and Citizens Bank as may be necessary or advisable in connection with any Application or filing made by or on behalf of Gaston Bancorp to any Regulatory Authority in connection with the transactions contemplated by this Agreement. The information supplied, or to be supplied, by Innes Street for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material respects.

     (c) Gaston Bancorp and Innes Street will promptly furnish each other with copies of all material written communications to, or received by them from any Regulatory Authority, and notice of material oral communications with the Regulatory Authorities, in respect of the transactions contemplated hereby, except information that is filed by either party which is designated as confidential.

     (d) The parties hereto agree that they will consult with each other with respect to the obtaining of all Regulatory Approvals and other necessary permits, consents, approvals and authorizations of Regulatory Authorities. Gaston Bancorp will furnish Innes Street with (i) copies of all Applications prior to filing with any Regulatory Authority and provide Innes Street a reasonable opportunity to provide changes to such Applications, (ii) copies of all Applications filed by Gaston Bancorp and (iii) copies of all Regulatory Reports filed by Gaston Bancorp after the date hereof.

     (e) Innes Street and Citizens Bank, and Gaston Bancorp, will cooperate with each other in the foregoing matters and will furnish the responsible party with all information concerning it as may be necessary or advisable in connection with any Application or filing (including the Proxy Statement and any report filed with the SEC) made by or on behalf of Gaston Bancorp or Innes Street to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, each party will provide certificates and other documents reasonably requested by the other.

     Section 5.04. Taking of Necessary Action.

     (a) Gaston Bancorp and Innes Street shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Section 5.03 of this Agreement, and (ii) take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Mergers and the other transactions contemplated by this Agreement, including, without limitation, (A) obtaining the consent or approval of each Person whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither Innes Street nor Citizens Bank shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Gaston Bancorp, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement; provided that nothing herein contained shall preclude Gaston Bancorp or Innes Street from exercising its rights under this Agreement.

     (b) Innes Street shall prepare, subject to the review and consent of Gaston Bancorp with respect to matters relating to Gaston Bancorp and the transactions contemplated by this Agreement, a Proxy Statement to be filed by Innes Street with the SEC and to be mailed to the shareholders of Innes Street in connection with the meeting of its shareholders and transactions contemplated hereby, which Proxy Statement shall conform to all applicable legal requirements. The parties shall cooperate with each other with respect to the preparation of the Proxy Statement. Innes Street shall, as promptly as practicable following the preparation thereof, file the Proxy Statement with the SEC and Innes Street shall use all reasonable efforts to have the Proxy Statement mailed to shareholders as promptly as practicable after such filing. Innes Street will promptly advise Gaston Bancorp of the time when the Proxy Statement has been filed and mailed, or of any comments from the SEC or any request by the SEC for additional information. The information to be supplied by Gaston Bancorp for inclusion in the Proxy Statement will not, at the time the Proxy Statement is mailed to Innes Street shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

     Section 5.05. Certain Agreements.

     (a) From and after the Merger Effective Date, Gaston Bancorp and Gaston Federal, jointly and severally, agree to indemnify, defend and hold harmless each present and former director and officer of Innes Street and Citizens Bank as of the Merger Effective Date (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities, judgments or amounts paid in settlement (with the approval of Gaston Bancorp, which approval shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the Merger Effective Date (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on, or arising in whole or in part out of, the fact that such Indemnified Party is or was a director or officer of Innes Street or Citizens Bank, regardless of whether such Claim is asserted or claimed prior to, at or after the Merger Effective Date, to the fullest extent to which directors and officers of Innes Street are entitled under the NCBCA, Innes Street's articles of incorporation and bylaws, or other applicable law as in effect on the date hereof (and Gaston Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the extent permissible to a North Carolina corporation under the NCBCA and Innes Street's articles of incorporation and bylaws as in effect on the date hereof; provided, that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party is not entitled to indemnification). All rights to indemnification in respect of a Claim shall continue until the final disposition of such Claim. No indemnification shall be required under this
Section 5.05(a) if prohibited by applicable law.

     (b) Any Indemnified Party wishing to claim indemnification under Section 5.05(a), upon learning of any Claim, shall promptly notify Gaston Bancorp, but the failure to so notify shall not relieve Gaston Bancorp of any liability it may have to such Indemnified Party except to the extent that such failure materially prejudices Gaston Bancorp. In the event of any Claim, (1) Gaston Bancorp shall have the right to assume the defense thereof (with counsel reasonably satisfactory to the Indemnified Party) and shall not be liable to such Indemnified Party for any legal expenses of other legal counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that, if Gaston Bancorp elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Gaston Bancorp and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to him, and Gaston Bancorp shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefore are received, provided further that Gaston Bancorp shall in all Claims be obligated pursuant to this Section 5.05(b) to pay for only one firm of counsel for all Indemnified Parties, (2) the Indemnified Party will cooperate in the defense of any such Claim and (3) Gaston Bancorp shall not be liable for any settlement effected without its prior written consent (which consent shall not unreasonably be withheld).

     (c) In the event Gaston Bancorp or any of is successors or assigns (1) consolidates with or merges into any other Person and shall not continue or survive such consolidation or merger, or (2) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Gaston Bancorp assume the obligations set forth in this Section 5.05.

     (d) Gaston Bancorp shall maintain in effect for three (3) years from the Merger Effective Date, if available, the current directors' and officers' liability insurance policy maintained by Innes Street (provided that Gaston Bancorp may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Merger Effective Date; provided, however, that in no event shall Gaston Bancorp be required to expend pursuant to this Section 5.05(d) more than the amount equal to 125% of the current annual amount expended by Innes Street to maintain or procure its current insurance coverage. In connection with the foregoing, Innes Street agrees to provide such insurer or substitute insurer with such representations as such insurer may reasonably request with respect to the reporting of any prior claims.

     (e) The provisions of this Section 5.05 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     Section 5.06. No Other Bids and Related Matters. From and after the date hereof until the termination of this Agreement, neither Innes Street, nor Citizens Bank, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by Innes Street or Citizens
Bank), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to take any such action, and Innes Street shall notify Gaston Bancorp orally (within one Business Day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals that it or Citizens Bank or any such officer, director employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters. Provided, however, that nothing contained in this Section
5.06 shall prohibit the Board of Directors of Innes Street from (i) furnishing information to, or entering into discussions or negotiations with any Person that makes an unsolicited written, bona fide proposal, to acquire Innes Street or Citizens Bank pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that, (A) the Board of Directors of Innes Street receives a written opinion from its independent financial advisor that such proposal may be superior to the Merger from a financial point-of-view to Innes Street's shareholders, (B) the Board of Directors of Innes Street, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of Innes Street to comply with its fiduciary duties to shareholders under applicable law (such proposal that satisfies (A) and (B) being referred to herein as a "Superior Proposal"), (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Innes Street (x) provides reasonable notice to Gaston Bancorp to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity (identifying such person or entity) and (y) receives from such person or entity an executed confidentiality agreement substantially identical in all material respects to the Confidentiality Agreement, and (D) the Innes Street meeting of shareholders convened to approve this Agreement has not occurred,
(ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, or (iii) prior to the Innes Street Special Meeting of Shareholders convened to approve this Agreement, failing to make or withdrawing or modifying its recommendation to shareholders, after consultation with and based upon the advice of independent legal counsel, determined in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties under applicable law. For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions contemplated hereunder) involving Innes Street or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Innes Street, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Innes Street or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Section 5.07. Duty to Advise; Duty to Update Innes Street's Disclosure Schedules. Innes Street shall promptly advise Gaston Bancorp of any change or event having a Material Adverse Effect on it or on Citizens Bank or that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Innes Street shall update Innes Street's DISCLOSURE SCHEDULES as promptly as practicable after the occurrence of an event or fact that, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Innes Street DISCLOSURE SCHEDULES. The delivery of such updated Schedule shall not relieve Innes Street from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Section 6.02(c) hereof.

     Section 5.08. Conduct of Gaston Bancorp's and Gaston Federal's Business. From the date of this Agreement to the Closing Date, Gaston Bancorp and Gaston Federal each will use its best efforts to (x) preserve its business organizations intact, (y) maintain good relationships with its employees, and (z) preserve for itself the goodwill of its customers. From the date of this Agreement to the Merger Effective Date, neither Gaston Bancorp nor Gaston Federal will (i) amend its charter or bylaws in any manner inconsistent with the prompt and timely consummation of the transactions contemplated by this Agreement; (ii) take any action that would result in any of the representations and warranties of Gaston Bancorp or Gaston Federal set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law; (iii) take any action which would or is reasonably likely to adversely effect or materially delay the receipt of the Regulatory Approvals or other necessary approvals; (iv) take action which would or is reasonably likely to materially and adversely affect Gaston Bancorp's or Gaston Federal's ability to perform its covenants and agreements under this Agreement; (v) take any action that would result in any of the conditions to the Merger not being satisfied; or (vi) agree to do any of the foregoing.

     Section 5.09. Board and Committee Minutes. Innes Street and Citizens Bank shall each provide to Gaston Bancorp, within thirty (30) days after any meeting of their respective Board of Directors, or any committee thereof, or any senior management committee, a copy of the minutes of such meeting, except for information relating to the transactions contemplated by this agreement and deemed confidential by the Board of Directors or subject to the attorney-client privilege, except that with respect to any meeting held within thirty (30) days of the Closing Date, such minutes shall be provided to each party prior to the Closing Date.

     Section 5.10.  Undertakings by Innes Street and Gaston Bancorp.

     (a)  From and after the date of this Agreement:

          (i) Voting by Directors. Simultaneous with the execution of this Agreement, Innes Street's directors shall each enter into the agreement set forth as Exhibit B to this Agreement;

          (ii) Proxy Solicitor. Innes Street shall retain a proxy solicitor in connection with the solicitation of shareholder approval of this Agreement;

          (iii) Outside Service Bureau Contracts. If requested to do so by Gaston Bancorp, Innes Street shall use its best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to Innes Street, on terms and conditions mutually acceptable to Innes Street and Gaston Bancorp;

          (iv) Board Meetings. Innes Street and Citizens Bank shall permit a representative of Gaston Bancorp to attend any meeting of Innes Street and/or Citizens Bank's Board of Directors or the Executive Committees thereof (provided that neither Innes Street nor Citizens Bank shall be required to permit the Gaston Bancorp representative to remain present during any confidential discussion);

          (v) List of Nonperforming Assets. Innes Street shall provide Gaston Bancorp, within ten (10) days of the end of each calendar month, a written list of nonperforming assets (the term "nonperforming assets," for purposes of this Section 5.10(a)(v), means (i) loans that are "Troubled debt restructurings" as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring," (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) impaired loans;

          (vi) Reserves and Merger Related Costs. On or before the Merger Effective Date, and at the request of Gaston Bancorp, Innes Street shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Innes Street to those of Gaston Bancorp (as such practices and methods are to be applied to Innes Street from and after the Merger Effective
Date) and Gaston Bancorp's plans with respect to the conduct of the business of Innes Street following the Merger Effective Date and otherwise to reflect Merger related expenses and costs incurred by Innes Street; provided, however, that Innes Street shall not be required to take such action unless Gaston Bancorp agrees in writing that all conditions to closing set forth in Section 6.02 have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by Gaston Bancorp of the writing referred to in the preceding clause, Innes Street shall provide Gaston Bancorp a written statement, certified without personal liability by the chief executive officer of Innes Street and dated the date of such writing, that the representation made in Section 3.15 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by Innes Street or Citizens Bank pursuant to this Section 5.10(a)(vi), or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 7.01(b) hereof. No action shall be required to be taken by Innes Street pursuant to this Section 5.10(vii) if, in the opinion of Innes Street's independent auditors, such action would contravene GAAP;

          (vii) Shareholders' Meeting. Innes Street shall submit this Agreement to its shareholders for approval at a special meeting to be held as soon as practicable, and, subject to the next sentence, its Boards of Director shall recommend approval of this Agreement to the Innes Street shareholders. The Board of Directors of Innes Street may fail to make such a recommendation, or withdraw, modify or change any such recommendation only in connection with a Superior Proposal, as set forth in Section 5.06 of this Agreement, and only if such Board of Directors, after having consulted with and considered the advice of outside counsel to such Board, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under North Carolina law. Innes Street shall take all steps necessary in order to hold a special meeting of shareholders for the purpose of approving this Agreement within three (3) months of the date of this Agreement, or as soon thereafter as is practicable. Innes Street shall promptly inform Gaston Bancorp of any shareholder from whom Innes Street receives notice of intent to assert dissenters' rights under the NCBCA in connection with the Merger. The Proxy Statement will not, at the time it is mailed to Innes Street shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading; except the Innes Street assumes no responsibility for any statement of a material fact, or failure to state a material fact necessary in order to make the statements therein not misleading, concerning Gaston Bancorp or Gaston Federal that is included in the Proxy Statement and that is provided in writing by Gaston Bancorp or Gaston Federal; and

     (b) From and after the date of this Agreement, Gaston Bancorp and Innes Street shall each:

          (i) Filings and Approvals. Cooperate with the other in the preparation and filing, as soon as practicable, of (A) the Applications, (B) the Proxy Statement, (C) all other documents necessary to obtain any other approvals, consents, waivers and authorizations required to effect the completion of the Merger and the other transactions contemplated by this Agreement, and (D) all other documents contemplated by this Agreement;

          (ii) Public Announcements. Cooperate and cause their respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to shareholders, internal announcements and customer disclosures, but nothing contained herein shall prohibit any party from making any disclosure that its counsel deems necessary, provided that the disclosing party notifies the other party reasonably in advance of the timing and contents of such disclosure;

          (iiii) Maintenance of Insurance. Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

          (iv) Maintenance of Books and Records. Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

          (v) Delivery of Securities Documents. Deliver to the other, copies of all Securities Documents and Regulatory Reports simultaneously with the filing thereof; and

          (vi) Taxes. File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due, except those being contested in good faith.

     (c) Innes Street DISCLOSURE SCHEDULE 5.10(c) sets forth a good faith estimate of Innes Street's budget of Merger-related expenses (the "Budget") to be incurred and payable by Innes Street in connection with this Agreement and the transactions contemplated hereby, including the fee and expenses of counsel, accountants, investment bankers and other professionals. Innes Street shall promptly notify Gaston Bancorp if or when it determines that it expects to exceed its Budget. Promptly, but in any event within 30 days, after the execution of this Agreement, Innes Street shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. Innes Street shall accrue and/or pay all of such amounts as soon as possible. Innes Street shall request that its professionals render monthly invoices within 30 days after the end of each month. Innes Street shall notify Gaston Bancorp monthly of all out-of-pocket expenses, which Innes Street has incurred in connection with this Agreement. No later than three (3) business days prior to the Closing Date, Innes Street shall provide Gaston Bancorp with a statement of all Merger-related expenses incurred and payable, and to be incurred and payable, including the fees and expenses of counsel, accountants, investment bankers and other professionals, and all costs and expenses associated with any legal proceedings relating to this Agreement and the transactions contemplated hereunder, through the merger Effective Date (the "Closing Expense Statement").

     Section 5.11. Employee and Termination Benefits; Directors and Management.

     (a) Employee Benefits. Except as otherwise provided in Section 5.11(d) of this Agreement, as of or after the Merger Effective Date, and at Gaston Bancorp's election and subject to the requirements of the Code, the Compensation and Benefit Plans may continue to be maintained separately, consolidated, or terminated. If requested by Gaston Bancorp in writing not later than ten (10) days before the Merger Effective Date, Innes Street shall take such steps within its power to effectuate a termination of any Compensation and Benefit Plan as of the Merger Effective Date, provided that the Compensation and Benefit Plan can be terminated within such period. In the event of a consolidation of any or all of such plans or in the event of termination of any Innes Street Compensation and Benefit Plan, except as specifically noted in this Section 5.11, employees of Innes Street or Citizens Bank who continue as employees of Gaston Bancorp or Gaston Federal after the Merger Effective Date ("Continuing Employees") shall receive credit for service with Innes Street or Citizens Bank (for purposes of eligibility and vesting determination but not for benefit accrual purposes) under any similar existing Gaston Bancorp benefit plan except the Gaston Federal Employee Stock Ownership Plan (in which Continuing Employees shall be treated as new employees), or new Gaston Bancorp benefit plan in which such employees or their dependents would be eligible to enroll, subject to any pre-existing conditions or other exclusions to which such person were subject under the Innes Street Compensation and Benefit Plans. Such service shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements and evidence of insurability requirements.

     (b) In the event of the termination or consolidation of any Innes Street health plan with any Gaston Bancorp health plan, Gaston Bancorp shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to employees of Gaston Bancorp or Gaston Federal. Unless a Continuing Employee affirmatively terminates coverage under a Innes Street health plan prior to the time that such Continuing Employee becomes eligible to participate in the Gaston Bancorp health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Innes Street health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Gaston Bancorp or Gaston Federal and their dependents. Terminated Innes Street and Citizens Bank employees and qualified beneficiaries will have the right to continue coverage under group health plans of Gaston Bancorp and/or Gaston Bancorp Subsidiaries in accordance with Code
Section 4980B(f). Continuing Employees who become covered under a Gaston Bancorp health plan shall be required to satisfy the deductible limitations of the Gaston Bancorp health plan for the plan year in which the coverage commences, without offset for deductibles satisfied under the Innes Street health plan.

     (c) If, after the Merger Effective Date, Gaston Federal continues in effect the 401(k) plan previously maintained by Citizens Bank, Gaston Federal shall not be required to cause employees who are covered by such plan to participate in any other 401(k) plan with respect to any period for which Gaston Federal makes contributions to such Citizens Bank 401(k) plan, and nothing in this Section 5.11 shall be construed to require any duplication of benefits.

     (d) The Citizens Bank Employee Stock Ownership Plan (the "Citizens Bank ESOP") shall be terminated as of the Merger Effective Date (all shares held by the Citizens Bank ESOP shall be converted into the right to receive the Merger Consideration), all outstanding Citizens Bank ESOP indebtedness shall be repaid, and the remaining balance shall be allocated to Citizens Bank employees, as provided for in the Citizens Bank ESOP, subject to the Code, ERISA, and rules and regulations promulgated thereunder. In connection with the termination of the Citizens Bank ESOP, Citizens Bank shall promptly apply to the IRS for a favorable determination letter on the tax-qualified status of the Citizens Bank ESOP on termination and any amendments made to the Citizens Bank ESOP in connection with its termination or otherwise, if such amendments have not previously received a favorable determination letter from the IRS with respect to their qualification under Code Section 401(a). Any and all distributions from the Citizens Bank ESOP after its termination shall be made consistent with the aforementioned determination letter.

     (e) Gaston Bancorp shall honor the existing employment, change of control and severance contracts or plans set forth in Innes Street DISCLOSURE SCHEDULE 3.12(a); provided that notwithstanding anything contained in any existing employment or severance agreement, as of the Merger Effective Date, Ronald E. Bostian shall execute an amendment and release to his employment agreement in the form set forth in Innes Street DISCLOSURE SCHEDULE 5.11(e)(1), to provide that such employment agreement shall terminate as of the Merger Effective Date and, in lieu of any payments due under such employment agreement, shall be entitled to receive a payment equal to the payment that he would receive under such employment agreement upon termination following a change in control as of the Merger Effective Date, and provided further that no payment shall be made under any of the aforesaid agreements which would constitute a "parachute payment" (as such term is defined in Section 280G of the Code). Mr. Bostian shall be offered an employment agreement the form of which is set forth in SCHEDULE 5.11(e)(2).

     (f) Gaston Bancorp shall honor the existing, as modified, deferred compensation plans and rabbi trusts established by Innes Street or Citizens Bank for existing officers and directors as set forth in Innes Street DISCLOSURE
SCHEDULE 5.11(f). From and after the Merger Effective Date, Gaston Bancorp shall pay for the adminstration of said rabbi trusts as modified.

     (g) As of the Merger Effective Date, Gaston Federal and Gaston Bancorp may designate for appointment to the Board of Directors of Gaston Federal and Gaston Bancorp one person who currently serves on the Innes Street Board of Directors.

     (h) Gaston Bancorp shall establish an Innes Street Advisory Board of Directors to consist of those persons who currently serve on the Innes Street Board of Directors, and such persons shall commence service on the Advisory Board of Directors immediately following the Merger Effective Date. The Advisory Board shall be maintained for at least one (1) year following the Merger Effective Date and each of its members shall be compensated at a rate of $1,000 per meeting attended. Meetings of the Advisory Board will be held monthly.

     Section 5.12. Duty to Advise; Duty to Update Gaston Bancorp's Disclosure Schedules. Gaston Bancorp shall promptly advise Innes Street of any change or event having a Material Adverse Effect on it or on any Gaston Bancorp Subsidiary or that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Gaston Bancorp shall update the Gaston Bancorp DISCLOSURE SCHEDULES as promptly as practicable after the occurrence of an event or fact that, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Gaston Bancorp DISCLOSURE SCHEDULE. The delivery of such updated Schedules shall not relieve Gaston Bancorp from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Section 6.01(c) hereof.

     Section 5.13. Bank and Related Merger Transactions.

     (a) As soon as practicable following the Merger Effective Date, Gaston Bancorp shall, and it shall cause Innes Street (as the Surviving Corporation in the Merger) to, effect the Company Merger by executing a merger agreement and filing articles of merger or a certificate of complete liquidation with the Office of the North Carolina Secretary of State pursuant to the NCBCA, and articles of combination with the OTS. The Company Merger shall become effective at the time (the "Subsequent Effective Time") specified in the articles of merger or certificate of complete liquidation and/or articles of combination. As a result of the Company Merger, the separate corporate existence of Innes Street shall cease and Gaston Bancorp shall be the surviving corporation and continue its corporate existence under the laws of the United States.

     (b) As soon as practicable after consummation of the Company Merger, Gaston Federal and Citizens Bank shall take all actions necessary and appropriate, including entering into an appropriate merger agreement in the form attached to this Agreement as Exhibit A (the "Bank Merger Agreement"), to cause Citizens Bank to effect the Bank Merger in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement. As a result of the Bank Merger, the separate corporate existence of Citizens Bank shall cease and Gaston Federal shall be the surviving corporation and continue its corporate existence under the laws of the United States.

                                  ARTICLE VI
                                  CONDITIONS

     Section 6.01. Conditions to Innes Street's Obligations under this Agreement. The obligations of Innes Street and Citizens Bank hereunder shall be subject to satisfaction as of or prior to the Merger Effective Date of each of the following conditions, unless waived by Innes Street pursuant to Section 8.03 hereof:

     (a) Corporate Proceedings. All action required to be taken by, or on the part of, Gaston Bancorp, Gaston Federal and Gaston Merger Subsidiary to authorize the execution, delivery and performance of this Agreement, and the consummation of the Merger, shall have been duly and validly taken by Gaston Bancorp, Gaston Federal and Gaston Merger Subsidiary, and Innes Street shall have received certified copies of the resolutions evidencing such authorizations;

     (b) Covenants. The obligations and covenants of Gaston Bancorp, Gaston Federal and Gaston Merger Subsidiary required by this Agreement to be performed by Gaston Bancorp, Gaston Federal and Gaston Merger Subsidiary as of or prior to the Merger Effective Date shall have been duly performed and complied with in all material respects;

     (c) Representations and Warranties. Each of the representations and warranties of Gaston Bancorp and Gaston Federal in this Agreement that is qualified as to materiality shall be true and correct, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (other than Section 4.08 and except to the extent such representations and warranties speak as of an earlier date) as of the Merger Effective Date;

     (d) Approvals of Regulatory Authorities. Gaston Bancorp shall have received all Regulatory Approvals and other approvals necessary to effect the Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;

     (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby;

     (f) Officer's Certificate. Gaston Bancorp shall have delivered to Innes Street a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 6.01 have been satisfied, to the Knowledge of the officer executing the same; and

     (g) Approval of Innes Street's Shareholders. This Agreement shall have been approved by the shareholders of Innes Street by such vote as is required under the NCBCA, Innes Street's certificate of incorporation and bylaws, and under Nasdaq requirements applicable to it.

     (h) Innes Street shall have received the update of the written opinion of Trident dated as of the date of the mailing of the Proxy Statement as referenced in Section 3.23.

     Section 6.02. Conditions to Gaston Bancorp's Obligations under this Agreement. The obligations of Gaston Bancorp and Gaston Federal hereunder shall be subject to satisfaction as of or prior to the Merger Effective Date of each of the following conditions, unless waived by Gaston Bancorp pursuant to Section
8.03 hereof:

     (a) Corporate Proceedings. All action required to be taken by, or on the part of, Innes Street and Citizens Bank to authorize the execution, delivery and performance of this Agreement, and the consummation of the Merger, shall have been duly and validly taken by Innes Street and Citizens Bank, and Gaston Bancorp shall have received certified copies of the resolutions evidencing such authorizations;

     (b) Covenants. The obligations and covenants of Innes Street and Citizens Bank required by this Agreement to be performed as of or prior to the Merger Effective Date shall have been duly performed and complied with in all material respects;

     (c) Representations and Warranties. Each of the representations and warranties of Innes Street and Citizens Bank in this Agreement which is qualified as to materiality shall be true and correct, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Merger Effective Date;

     (d) Approvals of Regulatory Authorities. Gaston Bancorp and Gaston Federal shall have received all Regulatory Approvals and other approvals necessary to effect the Merger (without the imposition of any condition that is in Gaston Bancorp's reasonable judgment unduly burdensome, excluding standard conditions that are normally imposed by the Regulatory Authorities in bank merger transactions); and all notice and waiting periods required thereunder shall have expired or been terminated;

     (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby;

     (f) No Material Adverse Effect. Since September 30, 2000, there shall not have occurred any Material Adverse Effect with respect to Innes Street; and

     (g) Officer's Certificate. Innes Street shall have delivered to Gaston Bancorp a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (f) (but excluding (d)) of this
Section 6.02 have been satisfied, to the Knowledge of the officer executing the same.

     (h) Tax Opinion. Gaston Bancorp shall have received an opinion or opinions of Luse Lehman Gorman Pomerenk & Schick, P.C., counsel to Gaston Bancorp, substantially to the effect set forth on Exhibit C.

                                  ARTICLE VII
                       TERMINATION, WAIVER AND AMENDMENT

     Section 7.01 Termination. This Agreement may be terminated at any time prior to the Merger Effective Date, whether before or after approval of the shareholders of Innes Street referred to in Section 5.10(a)(viii) hereof:

     (a) by mutual written consent of the parties authorized by their respective boards of directors;

     (b) by Gaston Bancorp or Innes Street (i) if the Merger Effective Date shall not have occurred on or prior to April 30, 2002, (ii) if a vote of the shareholders of Innes Street is taken and such shareholders fail to approve this Agreement at the special meeting of shareholders (or any adjournment thereof) of Innes Street contemplated by Section 5.10(a)(viii) hereof, or (iii) any Regulatory Authority formally disapproves the issuance of any Regulatory Approval or other necessary approval, unless in the case of clause (ii) of this
Section 7.01(b) such failure is due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party on or before such special meeting of shareholders, and in the case of clause (i) of this Section 7.01(b), the right to terminate shall not be available to any party whose failure to perform an obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger and the other transactions contemplated hereby to be consummated by April 30, 2002.

     (c) by Gaston Bancorp if (i) at the time of such termination any of the representations and warranties of Innes Street or Citizens Bank contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 6.02(b) or (c) hereof cannot be satisfied, (ii) there shall have been any material breach of any covenant, agreement or obligation of Innes Street or Citizens Bank hereunder and such breach shall have not been remedied by Innes Street, Citizens Bank or any other Person within fifteen (15) Business Days after receipt by Innes Street of notice in writing from Gaston Bancorp specifying the nature of such breach and requesting that it be remedied, (iii) any Regulatory Authority approves the transactions contemplated but with conditions attached such that the requirements of Section 6.02(d) are not satisfied, or (iv) Innes Street has received a Superior Proposal, and in accordance with Section 5.06 of this Agreement, the Board of Directors of Innes Street has entered into an acquisition agreement with respect to the Superior Proposal or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Gaston Bancorp.

     (d) by Innes Street if (i) at the time of such termination any of the representations and warranties of Gaston Bancorp and Gaston Federal contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 6.01(b) and/or (c) hereof cannot be satisfied, (ii) there shall have been any material breach of any covenant, agreement or obligation of Gaston Bancorp or Gaston Federal hereunder and such breach shall not have been remedied by Gaston Bancorp, Gaston Federal or any other Person within fifteen
(15) Business Days after receipt by Gaston Bancorp of notice in writing from Innes Street specifying the nature of such breach and requesting that it be remedied, (iii) any event occurs such that a condition set forth in Sections
6.01 hereof which must be fulfilled before Innes Street is obligated to consummate the Merger cannot be fulfilled and non-fulfillment is not waived by Innes Street, or (iv) Innes Street has received a Superior Proposal, and in accordance with Section 5.06 of this Agreement, the Board of Directors of Innes Street has made a determination to accept such Superior Proposal subject to approval thereof by the Innes Street's shareholders, and simultaneously with the termination of this Agreement pursuant to this Section 7.01(d)(iv) Innes Street enters into an acquisition agreement with respect to the Superior Proposal.

     Section 7.02. Effect of Termination. Except as otherwise provided in this Agreement, if this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void (other than Section 5.02 and Section 8.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Gaston Bancorp or Innes Street to the other, except that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                                 ARTICLE VIII
                                 MISCELLANEOUS

     Section 8.01. Expenses. (a) Except as otherwise provided in this Agreement, each party hereto shall bear and pay all costs and expenses ("Costs and Expenses") incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial advisors, consultants, accountants and counsel, and other costs and expenses

("Costs and Expenses"). Notwithstanding anything in this Section 8.01(a) to the contrary, if the failure to consummate the Merger shall be due to the willful breach of a representation or warranty by one of the parties hereto or to the willful failure of one of the parties hereto to perform or observe its covenants, agreements or obligations set forth herein to be performed or observed by it at or before the Merger Effective Date, then such party shall pay the other parties all of their Costs and Expenses in addition to any remedies at law or in equity which may be available to the other parties for breach of this Agreement.

     (b) As a condition of Gaston Bancorp's willingness, and in order to induce Gaston Bancorp to enter into this Agreement and to reimburse Gaston Bancorp for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Innes Street hereby agrees to pay Gaston Bancorp, and Gaston Bancorp shall be entitled to payment of a fee of $1.5 million (the "Fee"), within five (5) Business Days after written demand for payment is made by Gaston Bancorp, following the occurrence of any of the events set forth below:

          (i) Innes Street terminates this Agreement pursuant to Section 7.01(d)(iv) or Gaston Bancorp terminates this Agreement pursuant to Section 7.01(c)(iv); or

          (ii) the entering into a definitive agreement by Innes Street or Citizens Bank relating to a Superior Proposal or the consummation of a Superior Proposal involving Innes Street or Citizens Bank within twelve (12) months after the occurrence of any of the following: (i) the termination of the Agreement by Gaston Bancorp pursuant to Section 7.01(c)(ii) following a willful breach of any covenant, agreement or obligation of Innes Street or Citizens Bank; (ii) the failure of the shareholders of Innes Street to approve this Agreement after the occurrence of an Acquisition Proposal, or (iii) April 30, 2002 if prior thereto the Innes Street shareholders have not adopted of this Agreement.

     If demand for payment of the Fee is made pursuant to this Section 8.01(b) and payment is timely made, then Gaston Bancorp will not have any other rights or claims against Innes Street, Citizens Bank, and their respective officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the Fee under this Section 8.01(b) will constitute the sole and exclusive remedy of Gaston Bancorp against Innes Street, Citizens Bank, and their respective officers, directors, attorneys and financial advisors.

     Section 8.02. Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those agreements in
Article II and covenants set forth in Sections 502(a), 5.05 and 5.11, which will survive the Merger, shall terminate on the Merger Effective Date.

     Section 8.03. Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise; provided, however, that after any approval of the transactions contemplated by this Agreement by Innes Street's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Innes Street shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     Section 8.04. Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Article II and Sections 5.02(a), 5.05 and, with respect only to executive officers and directors and their respective successors, Section 5.11.

     Section 8.05. No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

     Section 8.06. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, or mailed by prepaid registered or certified mail (return receipt requested), addressed as follows:

            (a)    If to Gaston Federal Bancorp, Inc. to:

                   Gaston Federal Bancorp, Inc.
                   245 West Main Avenue
                   P.O. Box 2249
                   Gastonia, North Carolina 28053-2249
                   Attention: Kim S. Price
                              President and Chief Executive Officer
     with a copy to:
                   Luse Lehman Gorman Pomerenk & Schick, PC
                   5335 Wisconsin Avenue, NW

                   Washington, D.C. 20015
                   Attention:   John J. Gorman, Esq.
                                Kenneth R. Lehman, Esq.

          (b)      If to Innes Street, to:

                   Innes Street Financial Corporation
                   401 West Innes Street
                   Salisbury, North Carolina 28144
                   Attn: Ronald E. Bostian
                         President and Chief Executive Officer
     with a copy to:
                   Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. 2000 Renaissance Plaza
                   230 North Elm Street
                   Greensboro, North Carolina 27401
                   Attn: Edward C. Winslow, Esq.

     Section 8.07. Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     Section 8.08. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     Section 8.09. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     Section 8.10. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the State of North Carolina, except to the extent federal law and regulations applicable to financial institutions shall be controlling.

     Section 8.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                     GASTON FEDERAL BANCORP, INC.


                                     By:   /s/ Kim S. Price
                                           -------------------------------------
                                           Kim S. Price
                                           President and Chief Executive Officer

                                     GASTON MERGER SUBSIDIARY, INC.


                                     By:   /s/ Kim S. Price
                                           -------------------------------------
                                           Kim S. Price
                                           President and Chief Executive Officer

                                     GASTON FEDERAL BANK


                                     By:   /s/ Kim S. Price
                                           -------------------------------------
                                           Kim S. Price
                                           President and Chief Executive Officer

                                     GASTON FEDERAL HOLDINGS, MHC


                                     By:   /s/ Kim S. Price
                                           -------------------------------------
                                           Kim S. Price
                                           President and Chief Executive Officer

                                     INNES STREET FINANCIAL CORPORATION

                                     By:   /s/ Ronald E. Bostian
                                           -------------------------------------
                                           Ronald E. Bostian
                                           President and Chief Executive Officer

                                     CITIZENS BANK, INC.


                                     By:   /s/ Ronald E. Bostian
                                           -------------------------------------
                                           Ronald E. Bostian
                                           President and Chief Executive Officer

                                                                       EXHIBIT A


                              AGREEMENT OF MERGER

     THIS AGREEMENT OF MERGER (the "Agreement") is dated as of ________, 2001, by and between Gaston Federal Bank ("Gaston Federal"), a Federal savings association, and Citizens Bank, Inc. ("Citizens Bank"), a North Carolina savings bank.

WHEREAS, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of July ___, 2001, by and among Gaston Federal Holdings, MHC, Gaston Federal Bancorp, Inc. ("Gaston Bancorp"), a Federal corporation, Gaston Merger Subsidiary, Inc. ("Gaston Merger Subsidiary"), a North Carolina corporation and wholly-owned subsidiary of Gaston Bancorp, Gaston Federal, and Innes Street Financial Corporation ("Innes Street"), a North Carolina corporation, and Citizens Bank, Gaston Merger Subsidiary will be merged with and into Innes Street, and Innes Street as the surviving entity will be merged with and into Gaston Bancorp, with Gaston Bancorp surviving this merger, with the result that Citizens Bank will become a wholly owned subsidiary of Gaston Bancorp (the "Company Merger"); and

WHEREAS, the Merger Agreement provides that as soon as practicable after the merger of Gaston Merger Subsidiary with and into Innes Street, and the merger of Innes Street with and into Gaston Bancorp, Citizens Bank shall be merged with and into Gaston Federal (the "Merger");

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Citizens Bank and Gaston Federal hereby agree that, subject to the terms and conditions hereinafter set forth, and in accordance with all applicable laws and regulations, Citizens Bank shall be merged with and into Gaston Federal on even date herewith (the "Merger"). The parties hereto do hereby agree and covenant as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     1.1 "Effective Time" shall mean the date and time at which the merger contemplated by this Agreement of Merger becomes effective as provided in
Section 2.2 of this Agreement of Merger.

     1.2 "Merger" shall refer to the merger of Citizens Bank with and into Gaston Federal as provided in Section 2.1 of this Agreement of Merger.

     1.3 "Merging Banks" shall collectively refer to Citizens Bank and Gaston Federal.

     1.4 "Thrift Regulations" shall mean the rules and regulations promulgated under the Home Owners Loan Act.

     1.5  "OTS" shall mean the Office of Thrift Supervision.

     1.6 "Surviving Bank" shall refer to Gaston Federal as the surviving bank of the Merger.


                                  ARTICLE II

                              TERMS OF THE MERGER

     2.1  The Merger.

     (a) Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, Citizens Bank shall be merged with and into Gaston Federal pursuant to Section 552.13 of the Thrift Regulations. Gaston Federal shall be the surviving bank of the Merger and shall continue to be governed by the Home Owners Loan Act and the Thrift Regulations.

     (b) As a result of the Merger, (i) each share of common stock, par value $_______ per share, of Citizens Bank issued and outstanding immediately prior to the Effective Time shall be canceled and (ii) each share of common stock, par value $1.00 per share, of Gaston Federal issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding immediately after the Effective Time.

     (c) At the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of the Merging Banks and thereupon and thereafter all the property, rights, powers and franchises of each of the Merging Banks shall vest in the Surviving Bank and the Surviving Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Banks and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationship had been originally acquired, incurred or entered into by the Surviving Bank. The deposit taking offices of Citizens Bank shall be operated by the Surviving Bank. In addition, any reference to either of the Merging Banks in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract, will or document; and any pending, action or other judicial proceeding to which either of the Merging Banks is a party shall not be deemed to have abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made or the

Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merging Banks if the Merger had not occurred.

     2.2 Effective Time. The Merger shall become effective on the date and at the time the Articles of Combination for such merger are endorsed by the OTS pursuant to Section 552.13(k) of the Thrift Regulations.

     2.3 Name of Surviving Bank. The name of the Surviving Bank shall be "Gaston Federal Bank."

     2.4 Charter. On and after the Effective Time, the Charter of Gaston Federal shall be the Charter of the Surviving Bank until amended in accordance with applicable law.

     2.5 Bylaws. On and after the Effective Time, the Bylaws of Gaston Federal shall be the Bylaws of the Surviving Bank until amended in accordance with applicable law.

     2.5 Directors and Officers. Except as otherwise provided in the Merger Agreement, on and after the Effective Time, until changed in accordance with the Charter and Bylaws of the Surviving Bank, (i) the directors of the Surviving Bank shall be the directors of Gaston Federal immediately prior to the Effective Time and (ii) the officers of the Surviving Bank shall be the officers of Gaston Federal immediately prior to the Effective Time. The directors and officers of the Surviving Bank shall hold office in accordance with the Charter and Bylaws of the Surviving Bank.

                                  ARTICLE III

                                 MISCELLANEOUS

     3.1 Conditions Precedent. The respective obligations of each party under this Agreement of Merger shall be subject to (i) the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article VI of the Merger Agreement and (ii) the approval of this Agreement of Merger by Gaston Bancorp as sole stockholder of Citizens Bank.

     3.2 Termination. This Agreement of Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Merger Agreement in accordance with Section 7.01 thereof.

     3.3 Amendments. To the extent permitted by the Thrift Regulations, this Agreement of Merger may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.

     3.4 Successors. This Agreement of Merger shall be binding on the successors of Citizens Bank and Gaston Federal.

     IN WITNESS WHEREOF, Citizens Bank and Gaston Federal have caused this Agreement of Merger to be executed by their duly authorized officers as of the day and year first above written.


                                      Gaston Federal Bank

ATTEST:



______________________________     By:____________________________________
Paul L. Teem, Jr.                     Kim S. Price
Secretary                             President and Chief Executive Officer


                                      Citizens Bank, Inc.


ATTEST:


______________________________     By:____________________________________
Ralphelle S. Butler                   Ronald E. Bostian
Secretary                             President and Chief Executive Officer

                                                                       EXHIBIT B


                                July ___, 2001

Gaston Federal Bancorp, Inc.
245 West Main Avenue
P.O. Box 2249
Gastonia, North Carolina 28053-2249

Ladies and Gentlemen:

     Gaston Federal Bancorp, Inc. ("Gaston Bancorp"), Gaston Federal Bank ("Gaston Federal"), Gaston Merger Subsidiary ("Gaston Merger Subsidiary@), and Innes Street Financial Corporation ("Innes Street") and Citizens Bank, Inc. ("Citizens Bank") have entered into an Agreement and Plan of Merger dated as of July ___, 2001 (the "Merger Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) Gaston Merger Subsidiary will merge with and into Innes Street, with Innes Street surviving the merger, to be followed by the merger of Innes Street with and into Gaston Bancorp, with Gaston Bancorp surviving the merger; (b) shareholders of Innes Street will receive $18.50 in cash in exchange for each share of Innes Street Common Stock; and (c) thereafter Citizens Bank will be merged with and into Gaston Federal, with Gaston Federal being the surviving institution.

     Gaston Bancorp has requested, as a condition to its execution and delivery to Innes Street of the Merger Agreement, that the undersigned, being directors and executive officers of Innes Street, execute and deliver to Gaston Bancorp this Letter Agreement.

     Each of the undersigned, in order to induce Gaston Bancorp to execute and deliver to Innes Street the Merger Agreement, hereby irrevocably:

     (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of Innes Street called to vote for approval of the Merger Agreement so that all shares of common stock of Innes Street then beneficially owned by the undersigned, and as to which the undersigned has voting power, will be counted for the purpose of determining the presence of a quorum at such meetings and to vote all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Innes Street), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving Innes Street;

     (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Innes Street, to approve or adopt the Merger Agreement;

     (c) Agrees not to sell, transfer or otherwise dispose of any common stock of Innes Street on or prior to the date of the meeting of Innes Street shareholders to vote on the Merger Agreement, except for transfers effected in the undersigned's capacity as a fiduciary, and except for transfers to a lineal descendant or a spouse of the undersigned, or to a trust for the benefit of one or more of the foregoing persons, providing that in each such case the transferee agrees in writing to be bound by the terms of this Letter Agreement; and

     (d) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

     The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

     ____________________________


     This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

     ____________________________

     The undersigned intends to be legally bound hereby.


                         Sincerely,



                         Name


                         Title

                                                                       EXHIBIT C

[Matters to be covered in Opinion of Counsel to be delivered to Gaston Bancorp pursuant to Section 6.02(h) of the Agreement]


1. The formation of Gaston Merger Subsidiary and its merger with and into Innes Street will be disregarded for federal income tax purposes, and the transaction will be treated as a purchase by Gaston Bancorp of the outstanding shares of Innes Street Common Stock. See 90-95, 1990-2 C.B. 67; Rev. Rul. 73~27, 1973-2 C.B. 301. The purchase will be treated as a qualified stock purchase within the meaning of Section 338(d)(3) of the Code.

2. For federal income tax purposes, no gain or loss will be recognized by Gaston Bancorp, Gaston Merger Subsidiary or Innes Street as a result of the Merger.

3. For federal income tax purposes, the statutory merger of Innes Street into Gaston Bancorp pursuant to applicable law (the "Company Merger") will be treated as a distribution by Innes Street in complete liquidation within the meaning of
Section 332 of the Code. See Section 1.332-2(d) of the Treasury Regulations.

4. For federal income tax purposes, no gain or loss will be recognized by Gaston Bancorp on its receipt of the assets of Innes Street distributed in the Company Merger. See Section 332(a) of the Code.

5. For federal income tax purposes, no gain or loss will be recognized by Innes Street on the distribution of its assets to Gaston Bancorp in the Company Merger. See Section 337(a) of the Code.

6. For federal income tax purposes, the basis of the assets of Innes Street in the hands of Gaston Bancorp will be the same as the basis of those assets in the hands of Innes Street immediately preceding the Company Merger. See Section 334(b)(1) of the Code.

7. The holding period of the assets received by Gaston Bancorp in the Company Merger will include the period during which such property was held by Innes Street. See Section 1223(2) of the Code.

8. As provided in Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Treasury Regulations, Gaston Bancorp will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Innes Street as of the date of the Company Merger, subject to the limitations of Sections 382 and 383 of the Code.

9. For federal income tax purposes, the statutory merger of Citizens Bank into Gaston Federal pursuant to applicable law (the "Bank Merger") will be treated as tax-free reorganization within the meaning of Section 368(a) of the Code.

10. For federal income tax purposes, no gain or loss will be recognized by Gaston Federal on its receipt of the assets of Citizens Bank in constructive exchange for Gaston Federal common stock in the Bank Merger. See Code. Section 1032(a).

11. For federal income tax purposes, no gain or loss will be recognized by Citizens Bank on the distribution of its assets to Gaston Federal in constructive exchange for Gaston Federal common stock and the assumption by Gaston Federal of the liabilities of Citizens Bank in the Bank Merger. Code Sections 361(a) and 357(a).

12. For federal income tax purposes, the basis of the assets of Citizens Bank in the hands of Gaston Federal will be the same as the basis of those assets in the hands of Citizens Bank immediately preceding the Bank Merger. See Section 362(b) of the Code.

13. The holding period of the assets received by Gaston Federal in the Bank Merger will include the period during which such property was held by Citizens Bank. See Section 1223(2) of the Code.

14. As provided in Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Treasury Regulations, Gaston Federal will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Citizens Bank as of the date of the Bank Merger, subject to the limitations of Sections 382 and 383 of the Code.

                       Innes Street Disclosure Schedules


3.01(d)        Minute Books
3.02(a)        Stock Options
3.02(c)        Security Ownership of Certain Beneficial Owners
3.03(b)        Termination/Acceleration
3.05(c)        Liabilities, Obligations, or Loss Contingencies
3.06           Taxes
3.07           Material Adverse Effect
3.08(a)(i)     Material Contracts
3.08(a)(iii)   Limitations on Payment of Dividends
3.08(b)        Real Estate Leases
3.08(c)        Early Termination Fees or Penalties
3.09(c)        Insurance Policies
3.10           Legal Proceedings
3.11(a)        Compliance with Applicable Law
3.12           Employee Benefit Plans
3.12(a)        Modification of Compensation and Benefit Plans
3.12(e)        Retiree Insurance and Death Benefits
3.12(h)        Severance Pay, Acceleration and Change in Control Clauses,
               Material Increases in Benefits
3.12(j)        Parachute Payments
3.12(k)        Stock Appreciation Rights, Earned Dividends, Restricted Stock,
               Dividends Paid on Options
3.15           Loans; Loan Commitments; Lines of Credit; Loan Loss Allowance
3.15(a)        Allowance for Possible Losses
3.18           Termination Benefits and Related Payments
3.22           Risk Management Instruments
5.01(a)(i)     Amendment of Charter or Bylaws; Release of Material Right, Debt,
               or Claim
5.01(a)(iv)    Bonus, Severance, or Termination Payments
5.01(a)(x)     Loan Commitments
5.10(c)        Merger Budget
5.11(f)        Deferred Compensation Plans and Rabbi Trusts

                                    3.01(d)
                                 Minute Books


     The minute books of Innes Street and Citizens Bank do not contain records of the corporate actions of their respective Boards of Directors for the June 26, 2001 meetings because such records have not yet been prepared or finalized.

                                    3.02(a)
                                 Stock Options

     The following table sets forth the name of each holder of Innes Street Stock Options, the number of shares each such individual may acquire pursuant to the exercise of such options, the vesting dates, and the exercise price relating to the options held.

------------------------------------------------------------------------------------------------------------------------------------
                                                       Title of Class          Number of
                                                            of               Shares Under     Exercise
            Name                    Position            Securities               Option         Price                    Vesting
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             25% vested on 2/1/00;
                                                                                                             25% on 2/1/01; the
                                                                                                             remaining vest in equal
                               Chairman, CEO,                                                                installments on 2/1/02
Ronald E. Bostian              and President            Common Stock                44,965          $9.28    and 2/1/03
------------------------------------------------------------------------------------------------------------------------------------
Harold C. Earnhardt            Vice-Chairman            Common Stock                 6,745          $9.28    100% vested on 2/1/01
------------------------------------------------------------------------------------------------------------------------------------
Malcolm B. Blankenship, Jr.    Director                 Common Stock                 6,745          $9.28    100% vested on 2/1/01
------------------------------------------------------------------------------------------------------------------------------------
James W. Duke                  Director                 Common Stock                 6,745          $9.28    100% vested on 2/1/01
------------------------------------------------------------------------------------------------------------------------------------
K. V. Epting, Jr.              Director                 Common Stock                 6,745          $9.28    100% vested on 2/1/01
------------------------------------------------------------------------------------------------------------------------------------
Gordon P. Hurley               Director                 Common Stock                 6,745          $9.28    100% vested on 2/1/01
------------------------------------------------------------------------------------------------------------------------------------
Bobby A. Lomax                 Director                 Common Stock                 6,745          $9.28    100% vested on 2/1/01
------------------------------------------------------------------------------------------------------------------------------------
Dianne E. Hawkins              Treasurer and            Common Stock                22,482          $9.28    25% vested on 2/1/00;
                               Controller                                                                    25%  vested on 2/1/01;
                                                                                                             the remaining vest in
                                                                                                             equal installments on
                                                                                                             2/1/02 and 2/1/03
------------------------------------------------------------------------------------------------------------------------------------
Jeffrey C. Chisholm            Chief Lending Officer    Common Stock                22,482          $9.28    25% vested on 2/1/00;
                                                                                                             25% vested on 2/1/01;
                                                                                                             the remaining vest in
                                                                                                             equal installments on
                                                                                                             2/1/02 and 2/1/03
------------------------------------------------------------------------------------------------------------------------------------
Ann Eidson                     Branch Administrator     Common Stock                22,482          $9.28    25% vested on 2/1/00;
                                                                                                             25% vested on 2/1/01;
                                                                                                             the remaining vest in
                                                                                                             equal installments on
                                                                                                             2/1/02 and 2/1/03
------------------------------------------------------------------------------------------------------------------------------------


     Options granted under the Innes Street Stock Option Plan are accompanied by tandem stock appreciation rights, pursuant to which optionees have the right to surrender exercisable options in exchange for payment by the Innes Street of an amount equal to the excess of the market value of shares of the common stock subject to the surrendered options over the exercise price of the surrendered options. In the discretion of the committee of the Board of Directors administering the Innes Street Stock Option Plan, this payment may be made in cash or in shares of common stock or in some combination of cash and common stock. Stock appreciation rights will terminate upon exercise of the options to which they are attached. Stock appreciation rights are subject to the same vesting and termination provisions as are applicable to the stock options to which they are attached.

     Under the terms of the Innes Street Stock Option Plan, the Board of Directors may award eligible directors and employees cash payments at the time of payment of a dividend or other distribution with respect to the common stock of the Innes Street. The cash payment will equal the dividend or distribution paid per share multiplied by the number of shares of common stock subject to the non-forfeited, unexercised options held by such optionee.

     As of the date of this Agreement, nine (9) directors, officers and employees are eligible to participate in the Innes Street Restricted Stock Plan. On February 1, 2000, the Innes Street Restricted Stock Plan Committee awarded a total of 89,930 restricted shares of common stock to eligible participants and the MRP Trust under the Innes Street Restricted Stock Plan. As of the date of this Agreement, 53,948 unvested shares remained held in the Innes Street Restricted Stock Plan. No cash consideration was paid for the shares awarded, which had a market value of $13.00 per share at the time of the award. Twenty percent (20%) of the shares which were vested immediately upon grant (February 1, 2000), and twenty percent (20%) will vest on each anniversary date thereafter, so that all shares currently awarded will have vested no later than February 1, 2004. Grants of the common stock under the MRP immediately vest upon the death, disability or termination of employment with or service to the Company, the Bank or any subsidiary due to death or disability or following a change of control of the Company or the Bank, as defined in the MRP. Under the terms of the MRP, if a recipient terminates employment or service for reasons other than death, or disability or following a change in control of the Company or the Bank, the recipient will forfeit all rights to the allocated shares which have not yet vested. The awards under the MRP are not forfeitable upon vesting.

     For information related to the number of restricted shares held by individuals under the Innes Street Restricted Stock Plan and vesting dates of those restricted shares, see Innes Street DISCLOSURE SCHEDULE 3.18.

                                    3.02(c)
                Security Ownership of Certain Beneficial Owners

     Following is certain information, as of the date of this Agreement, regarding all persons or "groups," as defined in the Exchange Act, who held of record or who are known to management of Innes Street to own beneficially more than 5% of the outstanding shares of Innes Street common stock.

                                                       Amount and Nature of                Percentage
                                                       --------------------                ----------
Name and Address                                      Beneficial Ownership/1/              of Class/2/
----------------                                      -----------------------              -----------
Gordon P. Hurley                                          370,800/3, 4, 5/                    17.90%
24 Pine Tree Road
Salisbury, NC 28144

Harold C. Earnhardt                                       358,982/3, 4, 6/                    17.33%
210 North Hambley Street
Rockwell, NC 28138

James W. Duke                                             289,290/3, 7/                       13.97%
P.O. Box 373
Salisbury, NC 27145-0373

Employee Stock Ownership Plan                             204,706                              10.4%
of Citizens Bank, Inc.

The First Manhattan Co.                                   135,950                               6.9%
437 Madison Avenue
New York, NY 10022

Ronald E. Bostian                                        117,323/8/                            5.67%
134 Glendower Drive
Salisbury, NC 28144

__________________________________


/1/ Unless otherwise noted, all shares are owned directly or indirectly by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.
/2/ Based upon a total of 1,974,325 shares of common stock outstanding as of the date of this Agreement and 96,679 stock options that have vested under the Innes Street Stock Option Plan.
/3/ This number includes 204,706 unallocated shares of Innes Street's common stock held by the Bank's employee stock ownership plan (the "ESOP"). Mr. Earnhardt, Mr. Duke and Mr. Hurley serve as trustees of the ESOP and, as such, share certain voting and investment power of such shares.
/4/ This number includes 53,948 shares of the Bank's common stock held by the MRP Trust as of the date of this Agreement. Mr. Earnhardt, Mr. Hurley and Mr. Lomax serve as trustees of the MRP Trust and, as such, share certain voting and investment power of such shares.
/5/ This number also includes for Mr. Hurley 6,745 shares subject to options which have vested under the Innes Street Stock Option Plan.
/6/ This number also includes for Mr. Earnhardt 6,745 shares subject to options which have vested under the Innes Street Stock Option Plan.
/7/ This number also includes for Mr. Duke 6,745 shares subject to options which have vested under the Innes Street Stock Option Plan.
/8/ This number also includes for Mr. Bostian 22,482 shares subject to options which have vested under the Innes Street Stock Option Plan.

                                    3.03(b)
                           Termination/Acceleration


1. Pursuant to the Employee Stock Ownership Plan of Citizens Bank, Innes Street made a loan to the ESOP for Citizens Bank so that the ESOP could purchase shares of stock. Termination of the ESOP pursuant to this Agreement will cause the loan to be accelerated under the terms of the Promissory Note from Citizens Bank to Innes Street and the Loan Agreement both dated December 28, 1998.

     The Note states that upon the occurrence of any of the "Events of Default" listed in the Loan Agreement, all amounts then remaining unpaid on the Note may become immediately due and payable. The Loan Agreement states that if the ESOP is terminated or ceases to exist, that is an Event of Default (Section 6.01(h)). Termination of the ESOP will occur upon the Merger Effective Date. Section 6.01 of the Loan Agreement continues to provide that "upon the occurrence of any Event of Default and at any time thereafter, the Holding Company may, at its option, declare the Note . . . to be immediately due and payable in full . . .
 ."

2. Citizens Bank is party to a two-year Data Processing Service Agreement with Fiserv Basis, Inc. for the provision of certain item processing and statement rendering services. This agreement provides for liquidated damages in the event of an early termination or reduction in services. Pursuant to Section 18 of the agreement, Fiserv will allow early termination of the agreement in the event of a merger between Citizens Bank and another organization (such that Citizens Bank is not the surviving entity) upon certain terms and conditions. In the event of a merger, three (3) months advance written notice must be given and Fiserv may charge a termination fee in accordance with Section 15 of the agreement. Liquidated damages are calculated as an amount equal to the "activity level" in effect on the date of termination multiplied by the number of months remaining in the contract term. In general, the "activity level" is eighty percent (80%) of Citizens Bank's average total monthly billings under the agreement for the most recent twelve (12) months. For more information regarding this agreement, see Innes Street DISCLOSURE SCHEDULE 3.08(a)(i).

3. Citizens Bank does business with the FHLB of Atlanta for advances and processing services. For some purposes, an institution must be a member of the FHLB to receive services or preferred rates. Citizens Bank is a member. We make no representation or warranty about Citizens Bank's ability to continue its arrangements with the FHLB of Atlanta if Citizens Bank or its successor ceases to be a member.

4. Citizens Bank's Directors & Officers and Company Liability Policy through St. Paul requires written notice to the insuror in the event of a change in control of Citizens Bank and provides for certain limitations in coverage in such event as well.

5. The Financial Institution Employee Dishonesty Bond of Citizens Bank which was issued by St. Paul requires written notice to the insuror in the event of a change in control and provides for certain limitations in coverage in such event as well. In addition, failure to give the required notice in the event of a change in control will result in the termination of coverage for any loss involving a transferee, effective upon the date of the stock transfer.

6. Citizens Bank's Worker's Compensation and Employers Liability Policy through Cincinnati Insurance Company requires written notice to the insuror within 90 days in the event of a change in control of Citizens Bank.

7. Other financial institution bond and insurance policies of Citizens Bank may have provisions that would require notice to the insuror or bonding company in the event of a change in control of Citizens Bank and that may trigger rights of the insuror or bonding company in such event. Citizens Bank will cooperate with Gaston Bancorp and Gaston Federal to give all required notices under such policies. See Innes Street DISCLOSURE SCHEDULE 3.09(c) for a list of insurance policies maintained by Innes Street or Citizens Bank.

8. See Innes Street DISCLOSURE SCHEDULE 3.12(h) for a list of Compensation and Benefit Plans which contain certain provisions that may be triggered by a change in control.

                                    3.05(c)
                Liabilities, Obligations, or Loss Contingencies


     One of Citizens Bank's commercial real estate loans is presently in foreclosure. The loan was brokered through First Trust Mortgage in Greenville, South Carolina as part of a refinancing of a construction/perm loan with CCB. The outstanding loan was made to Hallmark 385 IV, LLC in the original principal amount of $1,606,400.00. The outstanding balance on this loan as of the date of this Agreement is $1,588,308.00. No payments have been made on this loan since July 2000.

     A copy of the Amended Complaint filed by Citizens Bank against Hallmark 385 IV, LLC, A.W. Thomas, III, and Brian J. Sullivan; et al. which complaint alleges causes of action for foreclosure and collection on a guaranty agreement is attached to this Schedule. As of the date of this Agreement, the outcome of this foreclosure proceeding cannot be predicted.

     Hallmark 385 IV, LLC is an 18,000 square foot office building located in Greenville, South Carolina, which was built in 1999. Citizens Bank funded construction. The building consists of four suites which were to be pre-leased; however, the building has never been fully occupied. Two of the four suites are currently vacant, one of which comprises 9,000 square feet that was reportedly to be occupied by Hallmark Construction, Inc., an affiliate of the borrower.
The project has experienced cash flow problems since it was completed and the note has been placed on nonaccrual status.

     The original appraisal of the property involved was for $2,008,000; however, a more recent appraisal obtained by Citizens Bank in February, 2001 was for $1,400,000. This represents a difference in value of $600,000 or a thirty percent (30%) discount of Citizens Bank' original appraisal value. Citizens Bank has requested a third appraisal to be conducted on the property.

     Based on the conflicting appraisal values obtained for this property, $188,000 of the loan balance has been classified as "doubtful" and the remaining $1,400,000 as "substandard." If the issue of property value is not resolved favorably to Citizen Bank, the Allowance for Loan and Lease Losses reported on Innes Street Financials will probably be deficient (possibly by an amount of approximately $65,000) which will depress second quarter earnings.

                                     3.06
                                     Taxes


     Though they are members of the same affiliated group, Innes Street and Citizens Bank do not and have not filed consolidated tax returns. Historically, Innes Street and Citizens Bank have paid all taxes associated with each respective entity independently of the other.

                                     3.07
                            Material Adverse Effect


     See Innes Street DISCLOSURE SCHEDULE 3.05(c) for a discussion of circumstances or events which could have a Material Adverse Effect on Innes Street.

                                  3.08(a)(i)
                              Material Contracts


     The following is a list of material contracts which have been filed as exhibits to Innes Street's Securities Documents:

1. Employment Agreement between Citizens Bank and Ronald E. Bostian, which was filed as Exhibit 10(a) to the Form 10-KSB dated December 20, 1999.

2.   Innes Street Financial Corporation Stock Option Plan, which was filed as
     Exhibit 10(c) to the Form 10-KSB dated December 20, 1999.

3.   Citizens Bank Management Recognition Plan and Trust, which was filed as
     Exhibit 10(d) to the Form 10-KSB dated December 20, 1999.

4. Severance Agreement, which was filed as Exhibit 10(e) to the Registration Statement on Form S-1, Registration No. 333-63363, dated September 14, 1998, as amended by Pre-Effective Amendment No. 1, dated November 2, 1998, Pre-Effective Amendment No. 2, dated November 10, 1998 and Pre-Effective Amendment No. 3, dated November 12, 1998.

5. Amended and Restated Nonqualified Deferred Compensation Plan, which was filed as Exhibit 10(f) to the Registration Statement on Form S-1, Registration No. 333-63363, dated September 14, 1998, as amended by Pre-Effective Amendment No. 1, dated November 2, 1998, Pre-Effective Amendment No. 2, dated November 10, 1998 and Pre-Effective Amendment No. 3, dated November 12, 1998.

6. Amended and Restated Directors Deferred Compensation Plan, which was filed as Exhibit 10(g) to the Registration Statement on Form S-1, Registration No. 333-63363, dated September 14, 1998, as amended by Pre-Effective Amendment No. 1, dated November 2, 1998, Pre-Effective Amendment No. 2, dated November 10, 1998 and Pre-Effective Amendment No. 3, dated November 12, 1998.

7. Second Directors Deferred Compensation Plan of Citizens Bank, which was filed as Exhibit 10(i) to the Form 10-QSB dated May 13, 1999.

8. Second Nonqualified Deferred Compensation Plan for Key Employees of Citizens Bank, which was filed as Exhibit 10(ii) to the Form 10-QSB dated May 13, 1999.

9. Subscription Agreement dated May 14, 1999 between Citizens Bank and the North Carolina Bankers Association Health Benefit Trust, as amended October 17, 2000 (along with corresponding North Carolina Health Benefit Trust) through which Citizens Bank participates in the North Carolina Bankers Assocation Health Benefit Trust (sometimes referred to as the North Carolina Bankers Association MEWA).


     The following table sets forth a summary of certain contracts, leases (other than real estate leases), and agreements entered into by Innes Street or Citizens Bank in the ordinary course of business:

-----------------------------------------------------------------------------------------------------------------------------
                                                   Agreement Date                 Cancellation notice           Amount
    Company               Purpose                 Expiration Terms
-----------------------------------------------------------------------------------------------------------------------------
Brink's            Cash delivery/pickup     December 1, 1997                  Can be cancelled with 30      Averages $470
Incorporated       to branches              Automatically renews annually     days written notice prior     per month
                                            unless cancelled                  to any anniversary date
-----------------------------------------------------------------------------------------------------------------------------
American Express   Official check program   April 1, 1996                     Can be cancelled with 90      N/A.
Travel Related                              Automatically renews annually     days written notice prior
Services                                    unless cancelled                  to any anniversary date
Company, Inc.
(IPS)
-----------------------------------------------------------------------------------------------------------------------------
United Parcel      Overnight delivery       April 27, 2001                    Can be terminated at any      Averages $1,300
Service            Service                  Rates are in effect for 157       time with a 30 day written    per month
                                            weeks.                            notice
-----------------------------------------------------------------------------------------------------------------------------
Diebold            Maintenance on           July 1, 1963                      Can be cancelled with 60      $6,057.06 per
                   security equipment       Automatically renews annually     days written notice prior     year
                                            unless cancelled                  to any anniversary date
-----------------------------------------------------------------------------------------------------------------------------
Deluxe             Check related products   April 14, 1997                    Can be cancelled with 90      Average $2,000
Corporation                                 Expires on June 6, 2000 and       days written notice prior     per month
                                            rolls automatically for a one     to any anniversary date
                                            year period
-----------------------------------------------------------------------------------------------------------------------------
Xerox              Maintenance agreement    May 1, 2001                       Can be cancelled with 90      $648 per year
                   on copier at Hobson      Automatically renews annually     days written notice prior
                   House (we own copier)    unless cancelled                  to any anniversary date
-----------------------------------------------------------------------------------------------------------------------------
Xerox              Maintenance agreement    January 1, 2001                   Can be cancelled with 90      $264 per year
                   on copier at Rockwell    Automatically renews annually     days written notice prior
                   (we own copier)          unless cancelled                  to any anniversary date
-----------------------------------------------------------------------------------------------------------------------------
National Welders   Leased helium tank       May 31, 2002                                                    $78.18 per year
                                            Expires in one year
-----------------------------------------------------------------------------------------------------------------------------
Fiserv Basis,      Item processing and      February 1, 1995                  Can be cancelled with 180     Averages $2,100
Inc.               statement rendering      Renews every 2 years              days written notice prior     per month
                                                                              to expiration of initial
                                                                              term or any renewal term (2
                                                                              year renewal term)
-----------------------------------------------------------------------------------------------------------------------------
BellSouth          Maintenance contract     March 12, 1997                                                  $149.40 per
                   on phone system at       Ends March 11, 2002                                             quarter
                   Statesville
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
IPS Sendero        Support agreement for    July 27, 2000                     Can be cancelled with 90
                   a/p, fixed asset, and    Expires July 27, 2003 and then    days written notice prior
                   asset/liability          automatically renews for one      to expiration of
                   software                 year periods                      then-current term
-----------------------------------------------------------------------------------------------------------------------------
First Union        Bank account; encoding   July 27, 1994                     Can cancel at any time with   Averages $2,700
                   on deposits; cash                                          30 day written notice         per month
                   management, etc.
-----------------------------------------------------------------------------------------------------------------------------
Fiserv Milwaukee   Main computer processor  Have been operating month to                                    Averages $19,000
                                            month since our computer                                        per month.
                                            conversion 9/15/00 from FIS
                                            Orlando.  We have no written
                                            contract with Fiserv Milwaukee.
-----------------------------------------------------------------------------------------------------------------------------
Pitney Bowes       Postage meter rental     5/27/96                           Can be cancelled at any       $348.13 per
                                            No term.  Pay quarterly.          time with 90 days prior       quarter
                                                                              written notice
-----------------------------------------------------------------------------------------------------------------------------
Modern             Service contract on      5/1/01                            Can be cancelled with 30      $580 per year
Impressions        copier used by           Automatically renews annually     days written notice prior
                   executive secretary      unless canceled or no payment.    to any anniversary date
-----------------------------------------------------------------------------------------------------------------------------
Modern             Service contract on      2/1/01                            Can be cancelled with 30      $1,185 per year
Impressions        copier used by Hobson    Automatically renews annually     days written notice prior
                   House                    unless canceled or no payment.    to any anniversary date
-----------------------------------------------------------------------------------------------------------------------------
Modern             Service contract on      2/1/01                            Can be cancelled with 30      $1,185 per year
Impressions        copier used by Lending   Automatically renews annually     days written notice prior
                   at main office           unless canceled or no payment.    to any anniversary date
-----------------------------------------------------------------------------------------------------------------------------
Great American     Lease one copier used    1/26/00                                                         $1,385.92 per
Leasing            by lending and one       expires 3/26/03-renews on a                                     month
Corporation        copier used by Hobson    monthly basis if no 30 day
                   House                    notice given
-----------------------------------------------------------------------------------------------------------------------------
Modern             Lease one copier for     6/17/98                                                         $365.11 per month
Impressions        main office              Expired in June 2001.  We are
                                            now paying on a monthly basis.
-----------------------------------------------------------------------------------------------------------------------------
Modern             Lease one copier for     6/17/98                                                         $577.70 per month
Impressions        executive secretary      Expired in June 2001.  We are
                                            now paying on a monthly basis.
-----------------------------------------------------------------------------------------------------------------------------
Morning Star       Lease 4 mini warehouse   8/98 and 2/99                     Can be cancelled with 10      $755 per month
                   for document and         Renews month to month             days written notice prior
                   furniture storage                                          to month end
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
Lending Tree       Internet Marketing       5/5/00--180 day trial period      Can be terminated at any
                   Service Agreement        commenced                         time after Initial Term
                                            Initial Term for 1 year after     upon 30 days written notice
                                            expiration of trial period
                                            Subsequent term continues until
                                            agreement terminated in
                                            accordance with its provisions
-----------------------------------------------------------------------------------------------------------------------------
Lending Tree       Software License and     3/9/00                            Can be terminated at any
                   Services Agreement for   Initial Term for 1 year after     time after Initial Term
                   Lend-X Service Bureau    expiration of trial period        upon 60 days written notice
                   Model                    Subsequent term continues until
                                            agreement terminated in
                                            accordance with its provisions
-----------------------------------------------------------------------------------------------------------------------------
Pentegra           Service Agreement for    3/12/99                           Can be terminated upon 60
Services, Inc.     Innes Street ESOP                                          days written notice
                   (administrative
                   services)
-----------------------------------------------------------------------------------------------------------------------------
Pentegra           Service Agreement for    7/8/98                            Can be terminated upon 60
Services, Inc.     Citizens Bank Employee                                     days written notice
                   Savings & Profit
                   Sharing Plan and Trust
-----------------------------------------------------------------------------------------------------------------------------

                                 3.08(a)(iii)
                      Limitations on Payment of Dividends


     As a North Carolina corporation, Innes Street may pay dividends only to the extent permitted by North Carolina General Statutes (S)55-6-40. Section 55-6-40(c) provides that no dividend may be paid if after giving it effect, (1) the company would not be able to pay its debts as they become due in the usual course of business, or (2) the company's total assets would be less than the sum of its total liabilities.

     In addition, the Administrator of the North Carolina Savings Institutions Division (the "Administrator") historically has required that he receive notice of payment of a dividend by Innes Street.

     As a North Carolina chartered stock savings bank, the payment of dividends by Citizens Bank is limited by North Carolina General Statutes (S)55-6-40 (described above).

     Payment of dividends by Citizens Bank is also limited by the Administrator's regulations which are set forth in 4 NCAC 16A.0105. These regulations provide that a stock savings institution may not declare or pay a cash dividend or repurchase any of its capital stock if the effect would be to reduce the net worth of the institution to an amount which less than applicable capital requirements.

     Also, for a period of five (5) years after its conversion from mutual to stock form, Citizens Bank must obtain the written approval of the North Carolina Administrator before declaring or paying a cash dividend in excess of one-half of the greater of (a) Citizens Bank's net income for its most recent fiscal year end, or (b) the average of Citizens Bank's net income after dividends for the most recent fiscal year end and not more than two (2) of the immediately proceeding fiscal year ends, if applicable. Event though the regulations, as written, only require the Administrator's approval before paying a dividend in excess of the amount set forth above, in practice, the Administrator requires that Citizens Bank request approval to pay any dividend-even if the dividend
                                           ---
clearly does not violate the limitations set forth above. The Administrator takes the position that it must make its own determination that the dividend does not violate the above described limitation.

                                    3.08(b)
                              Real Estate Leases


                                     None.

                                    3.08(c)
                      Early Termination Fees or Penalties

     See Innes Street DISCLOSURE SCHEDULE 3.03(b) for information related to material contracts, plans, arrangements, or instruments which may require the payment of an early termination fee or penalty as a result of the execution of, and the transactions contemplated by, this Agreement.

                                    3.09(c)
                              Insurance Policies


     The following is a list of all policies of insurance maintained by Innes Street or Citizens Bank:

1.   Financial Institution Employee Dishonesty Bond
     Insuror: St. Paul Mercury Insurance Company
     Insured: Innes Street and Citizens Bank
     Policy No. 0432BD0049
     Policy Period: 5-6-1999 to 5-6-2002

2.   Commercial Insurance Policy Package
     Insuror: Cincinnati Insurance Company
     Insured: Citizens Bank
     Policy No. FIP 141 55 68
     Policy Period: 4-6-1999 to 4-6-2002
     This policy includes the following types of coverage: Blanket buildings & contents; building laws safeguard; valuable papers extension; unscheduled fine arts; EDP equipment; $100,000 occurrence liability

3.   Worker's Compensation and Employers Liability Policy
     Insuror: Cincinnati  Insurance Company
     Insured: Citizens Bank
     Policy No. WC 1907201-06
     Policy Period: 4-6-2001 to 4-6-2002

4.   Umbrella Policy
     Insuror: Cincinnati Insurance Company
     Insured: Citizens Bank
     Policy No. CCC 446 30 87
     Policy Period: 4-6-1999 to 4-6-2002

5.   Business Auto Policy (for 2001 Buick Park Avenue--
     VIN # 1G4CW54K314204740)
     Insuror: Cincinnati Insurance Company
     Insured: Citizens Bank
     Policy No. NCA 545 13 59
     Policy Period: 4-6-2001 to 4-6-2002

6.   Directors & Officers and Company Liability Policy
     Insuror: St. Paul Mercury Insurance Company
     Insured: Innes Street

     Policy No. 532CM0005
     Policy Period: 5-6-1999 to 5-6-2002

7.   STAMP Surety Bond
     Insuror: St. Paul Surety
     Insured: Citizens Bank
     Policy No. 400JY6895
     Policy Period: 9-1-2000 to 9-1-2001

8.   Home Equity Protector Policy
     Insuror: The Travelers Insurance Companies
     Insured: Citizens Bank
     Policy No. KTJ-660-122D-965-8-98
     Policy Period: 7-1-1998 to 12-31-2001

9.   Mortgage Protection Insurance Policy
     Insuror: The Travelers Insurance Companies
     Insured: Citizens Bank
     Policy No. KTJ-660-229T703-3-99
     Policy Period: 1-1-2000 to 1-1-2003

                                     3.10
                               Legal Proceedings


     See Innes Street DISCLOSURE SCHEDULE 3.05(c) for a discussion of matters related to a claim by Citizens Bank against Hallmark 385 IV, LLC, which if adversely determined could reasonably be expected to have a Material Adverse Effect on Citizens Bank and Innes Street.

                                    3.11(a)
                        Compliance with Applicable Law

A.   General
     -------

1. While a comprehensive audit of their facilities has not been conducted, Innes Street and Citizens Bank believe that their facilities may not be in compliance with the Americans with Disabilities Act of 1990 in a number of areas.

2. In March 1998, the FDIC noted numerous documentation exceptions. Citizens Bank's management has addressed those exceptions as evidenced by the OTS's March 1999 Examination Report.

3. In March 1999, the OTS noted that not all of Citizens Bank written plans for its Year 2000 project conformed to various Year 2000 related guidelines promulgated by the Federal Financial Institutions Examination Council. OTS also recommended various modifications to Citizens Bank's contingency plan measures. As evidenced in the OTS's September 1999 Examination Report, Citizens Bank subsequently complied with all recommendations to modify its plans, procedures, and time targets necessary to conform with these guidelines and recommendations.

4. In May 1999, the OTS recommended that Citizens Bank (i) adopt various changes to its internal interest rate risk policy, general loan policy, adequacy of valuation policy, and liquidity policy (ii) modify several policies to reflect OTS regulatory source citations, (iii) make various modifications to its lot loans policy to comply with applicable supervisory loan-to-value limits, and
(iv) expand its investment policy, land loan policy, non-residential first mortgage policy, and asset classification policy.

5. In October 1999, the OTS noted minor weaknesses in Citizens Bank's internal policies, procedures and practices. Specifically, OTS recommended that Citizens Bank (i) revise its policy on interest rate risk to update it for compliance with Thrift Bulletin 13a, (ii) develop a data security policy, (iii) revise its internal appraisal, construction loan, and environmental risk policies, and (iv) update its internal policy on asset classification to reflect OTS regulatory references.

6. In November 1999, the OTS cited Citizens Bank for certain violations of the Flood Disaster Protection Act (12 CFR 572.3(a)) due to inadequate insurance coverage under certain loans. OTS noted that while its review disclosed no evidence of prohibited lending practices, it did disclose a concern regarding the level of minority lending activity. OTS recommended that Citizens Bank formulate a strategy to increase the number of mortgage loans originated to low-income individuals within Citizens Bank's assessment area. OTS noted various technical deficiencies discovered during the examination and discussed those deficiencies with management of Citizens Bank. OTS noted that those technical deficiencies were not significant enough to warrant comment in its examination report.

7. In May 2001, the North Carolina Savings Institutions Division and FDIC cited Citizens Bank for certain deficiencies in its liquidity and interest rate policies and recommended improved oversight of these policies by the Board of Directors. The Savings Institutions Division and FDIC recommended that Citizens Bank (i) implement an independent internal audit program immediately, (ii) upgrade its disaster recovery plan, (iii) establish a data security program, and
(iv) obtain a written contract with its core application processing server. The Savings Institutions Division and FDIC noted that Citizens Bank failed to exercise normal due diligence in approving a specific loan for funding which has resulted in an increase in classifications. Both also noted that while asset quality was considered strong and Citizens Bank's methodology for computing is adequate, a concern existed regarding the allowance for loan and lease losses due to a large commercial real estate loan which has been classified.

B.   Reporting Compliance
     --------------------

     Other than as noted below, based solely on a review of the copies of such forms furnished to Innes Street and written representations from Innes Street's executive officers and directors, Innes Street believes that during the fiscal year ended September 30, 2000, all of its executive officers and directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements. A Form 4 for each executive officer and director was not filed at the time of the (i) granting of options to purchase an aggregate of 62,954 shares of Innes Street's common stock on February 1, 2000 pursuant to the Stock Option Plan and (ii) award of an aggregate of 89,930 restricted shares of Innes Street's common stock on February 1, 2000 pursuant to the Citizens Bank,
FSB Management Recognition Plan and Trust.   The directors and executive
officers at all times believed that they were in compliance with the applicable law with respect to these transactions, and a Form 4 for each of Malcolm B. Blankenship, Jr., Ronald E. Bostian, Jeffrey C. Chisholm, James W. Duke, Harold
C. Earnhardt, K. V. Epting, Jr., Dianne E. Hawkins, Gordon P. Hurley, and Bobby
A. Lomax, was filed as soon as they were made aware of the filing requirement.

                                     3.12
                            Employee Benefit Plans


     The following is a list of all Compensation and Benefit Plans maintained by Innes Street and Citizens Bank as provided in Section 3.12 of the Agreement.

1. Amended and Restated Nonqualified Deferred Compensation Plan of Citizens Savings Bank.

2.   Second Directors' Deferred Compensation Plan of Citizens Bank, FSB.

3. Second Nonqualified Deferred Compensation Plan for Key Employees of Citizens Bank, FSB.

4. Amended and Restated Directors' Deferred Compensation Plan of Citizens Savings Bank.

5.   Employee Stock Ownership Plan of Citizens Bank, FSB.

6. Citizens Savings Bank of Salisbury, SSB Employees' Savings and Profit Sharing Plan and Trust.

7. Citizens Bank, FSB Management Recognition Plan and Trust Agreement and associated Stock Grant Agreements.

8. Innes Street Financial Corporation Stock Option Plan and associated Stock Option Grants and Agreements.

9. Citizens Bank, FSB Employment Agreement with Ronald E. Bostian dated December 28, 1998.

10. Health Plan (Citizens Bank participates in the North Carolina Bankers Association Health Insurance Trust, a multiple employer welfare arrangement ("MEWA") which is self-insured and regulated by the North Carolina Department of Insurance. Citizens participates in three of the PPO plans offered by the MEWA (PPO 100, PPO 95, and PPO 90), and Citizens pays the premium for employee-only coverage for any employee who elects coverage through the PPO 95 plan).

11. Dental Plan (Citizens Bank participates in the dental plan offered through the North Carolina Bankers Association MEWA).

12. Group Life (Citizens Bank offers group term life insurance through the North Carolina Bankers Association, providing employees with a life insurance benefit of two times annual salary). Citizens does not have any written document for this benefit plan.

13. Long Term Disability Plan (Citizens offers long term disability through Combined Insurance Company of America. Policy Number = K3 34 1010-5004).

14. Citizens Bank Premium Only Plan (Cafeteria Plan through Ceridian Benefits Services).

15.  Citizens Bank, FSB Severance Plan.

16.  Bonuses -

     a. Employees have been given a discretionary holiday bonus each year near Thanskgiving. All employees receive bonuses based upon their hours worked in the year. Employees who are terminated or voluntarily quit prior to the award are not eligible; however, employees who retire may be eligible.

     b. Loan officers receive a nominal bonus if they open a checking account at the time they write a loan.

     c. Ronald E. Bostian receives a discretionary annual bonus as provided for in his Employment Agreement.

17. Vacation Pay - Citizens pays its employees for earned, but unused vacation pay upon termination of employment. Employees are generally not allowed to carry over unused vacation pay from year to year.

                                    3.12(a)
                Modification of Compensation and Benefit Plans


     The existing Compensation and Benefit Plans listed as items 1 through 4 of Innes Street DISCLOSURE SCHEDULE 3.12 will be modified by Citizens Bank with such modification to be approved by Gaston Bancorp.

     In addition, the parties have agreed to amend the existing Employment Agreement between Citizens Bank and Ronald E. Bostian as provided in Section 5.11(e)(1) of this Agreement (as agreed to by Gaston Bancorp and Ronald E. Bostian). The form of the amendment and release to this employment agreement is set forth in SCHEDULE 5.11(e)(1).

                                    3.12(e)
                     Retiree Insurance and Death Benefits


     The North Carolina Bankers Association MEWA plans provide that employees who retire from employment with ten (10) years of service and have attained 55 years of age (and who are retiring for reasons other than disability or attainment of age 65) are eligible to continue participation in the plan in which they were participating at the time of such retirement. Citizens Bank has no obligation to pay for the premiums of such coverage, however.

     Retirees are allowed to obtain life insurance through the group life insurance obtained through the North Carolina Bankers Association.

     The following retired employees of Citizens Bank purchase life and/or dental insurance through the Citizens Bank MEWA plans at their own cost:

--------------------------------------------------------------------------------
Name                                            Type of Insurance
----                                            -----------------
--------------------------------------------------------------------------------
Joe Sloop                                       Life Insurance
--------------------------------------------------------------------------------
Audrey Wilson                                   Life Insurance
--------------------------------------------------------------------------------
Elmer Allen                                     Life Insurance
--------------------------------------------------------------------------------
Grace Elmore                                    Life Insurance
--------------------------------------------------------------------------------
Barbara Corriher                                Life and Dental Insurance
--------------------------------------------------------------------------------
Ann Darr                                        Life and Dental Insurance
--------------------------------------------------------------------------------

                                    3.12(h)
Severance Pay, Acceleration and Change in Control Clauses, Material Increases in
                                   Benefits


     The following Compensation and Benefit Plans which are listed as items 1 through 9 and 15 of Innes Street DISCLOSURE SCHEDULE 3.12 contain provisions (as indicated below) which could result in one or more of the circumstances or events listed in Section 3.12(h) of the Agreement.

1. Amended and Restated Nonqualified Deferred Compensation Plan of Citizens Savings Bank. (change in control)

2. Second Directors' Deferred Compensation Plan of Citizens Bank, FSB. (change in control)

3. Second Nonqualified Deferred Compensation Plan for Key Employees of Citizens Bank, FSB. (change in control)

4. Amended and Restated Directors' Deferred Compensation Plan of Citizens Savings Bank. (change in control)

5. Employee Stock Ownership Plan of Citizens Bank, FSB. (full vesting upon termination of ESOP as required by Section 5.11(d) of Merger Agreement)

6. Citizens Savings Bank of Salisbury, SSB Employees' Savings and Profit Sharing Plan and Trust. (if plan is terminated, there will be full vesting upon termination)

7. Citizens Bank, FSB Management Recognition Plan and Trust Agreement and associated Stock Grant Agreements. (change in control)

8. Innes Street Financial Corporation Stock Option Plan and associated Stock Option Grants and Agreements. (change in control)

9. Citizens Bank, FSB Employment Agreement with Ronald E. Bostian. (imposes benefit obligations if Mr. Bostian is terminated without just cause or if he quits with good reason)

15.  Citizens Bank, FSB Severance Plan. (change in control)

                                    3.12(j)
                              Parachute Payments


     The following directors are owners of at least one percent (1%) of Innes Street Common Stock and may receive a small payment (or benefit) which would constitute a parachute payment as a result of the accelerated vesting provisions of the Innes Street Restricted Stock Plan:

Bobby A. Lomax (parachute payment of approximately $16,000; tax of approximately $3,200)*

James W. Duke (parachute payment of approximately $16,000; tax of approximately $3,200)*

Malcolm B. Blankenship, Jr. (parachute payment of approximately $16,000; tax of approximately $3,200)*

K.V. Epting, Jr. (parachute payment of approximately $16,000; tax of approximately $3,200)*

Gordon P. Hurley (parachute payment of approximately $8,000; tax of approximately $1,600)*


* These approximate calculations are subject to change based upon date of closing and change in interest rate.

                                    3.12(k)
Stock Appreciation Rights, Earned Dividends, Restricted Stock, Dividends Paid on
                                    Options


     The Compensation and Benefit Plans listed as items 7 and 8 of Innes Street DISCLOSURE SCHEDULE 3.12 have stock appreciation or similar rights or shares of restricted stock outstanding thereunder as of the date of this Agreement.

     See Innes Street DISCLOSURE SCHEDULE 3.02(a) for a discussion related to tandem stock appreciation rights accompanying Innes Street Options and to the payment of dividends on options as authorized by the Innes Street Stock Option Plan.

     Innes Street and Citizens Bank hereby disclose that 89,930 restricted shares of Innes Street stock have been awarded under the Innes Street Restricted Stock Plan.

                                     3.15
         Loans; Loan Commitments; Lines of Credit; Loan Loss Allowance

     The following table sets forth all loans (including loan participations) of Innes Street or Citizens Bank that have been accelerated during the past twelve
(12) months.

    Account Number         Borrower         Loan Amount            Status
    --------------         --------         -----------            ------

GL #1005                 Hallmark, LLC      $1,588,308.42    In Foreclosure

                          Alex Koziol       $  115,888.92    REO under contract
                                                             for $151,500.00
3913208340               Wallace White      $   59,844.00    Foreclosed and out
                                                             bid by second
                                                             mortgagor
                                                             (Wachovia); Paid in
                                                             full

     Attached to this Schedule 3.15 are copies of the Amended Summons and Amended Complaint filed in the Court of Common Pleas in Greenville County, South Carolina on behalf of Citizens Bank against Hallmark 385 IV, LLC et al.

     Due to the fact that Citizens Bank does not service the Hallmark loan, Citizens Bank does not have any other correspondence or documents directed to the borrower. First Trust Mortgage of Greenville, South Carolina is the servicer of this loan and has been, and is, responsible for all of the initial collection actions.

     Attached to this Schedule 3.15 is a list of all loans that are contractually past due for the following periods: 31-59 days, 60-89 days, and 90 days and non-accruing. It is the policy of Citizens Bank to place all loans past due for 90 days on non-accrual and at that time, any accrued interest is reversed off of Citizens Bank's system.

     Although the following loan is still accruing interest and is not past due, Citizens Bank has placed this loan on its "watch list" due to reasonably doubts as to timely future collectibility of principal and/or interest.

    Account Number         Borrower         Loan Amount            Status
    --------------         --------         -----------            ------

0391362231              William Lombard     $   50,351.00    Current
                                                             Watch List

     Citizens Bank maintains a specific reserve allocation for the following loan.

    Account Number         Borrower         Loan Amount            Status
    --------------         --------         -----------            ------

3913171520               Edward Beaver      $   13,613.00    30 Days Past Due

     This loan was charged off in the late 1980s. After that time, Mr. Beaver reestablished the loan with Citizens Bank and began to make payments. The loan is 100% reserved and shows on the 30 day delinquency report.

     The following is a list of all assets classified by Innes Street or Citizens Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

     Borrower                  Loan Amount              Status
     --------                  -----------              ------

     Alex Koziol               $115,888.92        REO under contract for
                                                  $151,500.00

                                    3.15(a)
                         Allowance for Possible Losses


     See Innes Street DISCLOSURE SCHEDULE 3.05(c) for discussion related to a loss contingency which could effect the allowance for possible losses listed on the Innes Street Financials.

                                     3.18
                   Termination Benefits and Related Payments


Ronald E. Bostian

     He chose not to defer any fees under the Second Directors Deferred Compensation Agreement, but deferred 100% of his benefit under the Management Recognition Plan ("MRP") program.

     He chose to defer 100% of his director's fees under the Directors Deferred Compensation Agreement.

     He chose not to defer any of his compensation under the Second Nonqualified Deferred Compensation Plan for Key Employees, but deferred 100% of his benefit under the MRP program.

     He chose not to defer any of his compensation under the Amended and Restated Nonqualified Deferred Compensation Plan.

     He obtained 17,986 shares of stock under the MRP Plan. Vesting 3,598 shares on February 1, 2000 and 2001, and 3,597 shares on February 1, 2002, 2003 and 2004. Full vesting upon change in control. So, as of the date of this Agreement, he is vested in 7,196 shares. An additional 10,790 will vest upon change in control.

     He obtained incentive stock option to purchase 44,965 shares of common stock at $13.00; option price was amended to $9.28. Optionee was granted Stock Appreciation Rights in accordance with Section 14 of the Innes Street Stock Option Plan. Options to vest 11,242 shares on February 1, 2000 and 11,241 shares on February 1, 2001, 2002, and 2003. Full vesting on change in control. So, as of the date of this Agreement, he is vested in 22,483. An additional 22,482 will vest upon change in control.

Gordon P. Hurley

     He chose not to defer any fees under the Second Directors Deferred Compensation Agreement, but deferred 100% of his benefit under the MRP program.

     He chose to defer 100% of his director's fees under the Directors Deferred Compensation Agreement.

     He obtained 4,497 shares of stock under the MRP Plan. Vesting 900 shares on February 1, 2000 and 2001, and 899 shares on February 1, 2002, 2003 and 2004. Full vesting upon change in control. So, as of the date of this Agreement, he is vested in 1,800 shares. An additional 2,697 will vest upon change in control.

     He obtained a nonqualified stock option to purchase 6,745 shares at $13.00; option price was amended to $9.28. Optionee was granted Stock Appreciation Rights in accordance with Section 14 of the Innes Street Stock Option Plan. Option fully vested at time of grant.

Keller V. Epting, Jr.

     He chose not to defer any fees under the Second Directors Deferred Compensation Agreement, but deferred 100% of his benefit under the MRP program.

     He chose to defer 100% of his director's fees under the Directors Deferred Compensation Agreement.

     He obtained 8,993 shares of stock under the MRP Plan. Vesting 1,799 shares on February 1, 2000, 2001, and 2002 and 1,798 shares on February 1, 2003 and 2004. Full vesting upon change in control. So, as of the date of this Agreement, he is vested in 3,598 shares. An additional 5,395 will vest upon change in control.

     He obtained a nonqualified stock option to purchase 6,745 shares at $13.00; option price was amended to $9.28. Optionee was granted Stock Appreciation Rights in accordance with Section 14 of the Innes Street Stock Option Plan. Option fully vested at time of grant.

Harold C. Earnhardt

     He chose not to defer any fees under the Second Directors Deferred Compensation Agreement, but deferred 100% of his benefit under the MRP program.

     He chose to defer 100% of his director's fees under the Directors Deferred Compensation Agreement.

     He obtained 8,993 shares of stock under the MRP Plan. Vesting 1,799 shares on February 1, 2000, 2001, and 2002 and 1,798 shares on February 1, 2003 and 2004. Full vesting upon change in control. So, as of the date of this Agreement, he is vested in 3,598 shares. An additional 5,395 will vest upon change in control.

     He obtained a nonqualified stock option to purchase 6,745 shares at $13.00; option price was amended to $9.28. Optionee was granted Stock Appreciation Rights in accordance with Section 14 of the Innes Street Stock Option Plan. Option fully vested at time of grant.

James W. Duke

     He chose not to defer any fees under the Second Directors Deferred Compensation Agreement, but deferred 100% of his benefit under the MRP program.

     He chose to defer 100% of his director's fees under the Directors Deferred Compensation Agreement.

     He obtained 8,993 shares of stock under the MRP Plan. Vesting 1,799 shares on February 1, 2000, 2001, and 2002 and 1,798 shares on February 1, 2003 and 2004. Full vesting upon change in control. So, as of the date of this Agreement, he is vested in 3,598 shares. An additional 5,395 will vest upon change in control.

     He obtained a nonqualified stock option to purchase 6,745 shares at $13.00; option price was amended to $9.28. Optionee was granted Stock Appreciation Rights in accordance with Section 14 of the Innes Street Stock Option Plan. Option fully vested at time of grant.

Malcolm B. Blankenship, Jr.

     He chose not to defer any fees under the Second Directors Deferred Compensation Agreement, but deferred 100% of his benefit under the MRP program.

     He chose not to defer any of his director's fees under the Directors Deferred Compensation Agreement.

     He obtained 8,993 shares of stock under the MRP Plan. Vesting 1,799 shares on February 1, 2000, 2001, and 2002, and 1,798 shares on February 1, 2003 and 2004. Full vesting upon change in control. So, as of the date of this Agreement, he is vested in 3,598 shares. An additional 5,395 will vest upon change in control.

     He obtained a nonqualified stock option to purchase 6,745 shares at $13.00; option price was amended to $9.28. Optionee was granted Stock Appreciation Rights in accordance with Section 14 of the Innes Street Stock Option Plan. Option fully vested at time of grant.

Bobby A. Lomax

     He chose not to defer any fees under the Second Directors Deferred Compensation Agreement, but deferred 100% of his benefit under the MRP program.

     He chose to defer 100% of his director's fees under the Directors Deferred Compensation Agreement.

     He obtained 8,993 shares of stock under the MRP Plan. Vesting 1,799 shares on February 1, 2000, 2001, and 2002 and 1,798 shares on February 1, 2003 and 2004. Full vesting upon change in control. So, as of the date of this Agreement, he is vested in 3,598 shares. An additional 5,395 will vest upon change in control.

     He obtained a nonqualified stock option to purchase 6,745 shares at $13.00; option price was amended to $9.28. Optionee was granted Stock Appreciation Rights in accordance with Section 14 of the Innes Street Stock Option Plan. Option fully vested at time of grant.

Ann Talbert Venrick (now Ann Talbert Eidson)

     She chose not to defer any of her compensation under the Second Nonqualified Deferred Comp. Plan for Key Employees.

     She chose to defer 5% of her compensation under the Amended and Restated Nonqualified Deferred Compensation Plan.

     She obtained incentive stock option to purchase 22,482 shares of common stock at $13.00; option price was amended to $9.28. Optionee was granted Stock Appreciation Rights in accordance with Section 14 of the Innes Street Stock Option Plan. Options to vest 5,621 shares on February 1, 2000 and 5,620 shares on February 1, 2001, 2002, and 2003. Full vesting on change in control. So, as of the date of this Agreement, she is vested in 11,242. An additional 11,240 will vest upon change in control.

     Under Severance Plan, she is entitled to the greater of (1) two weeks' salary at time of termination times the number of complete years of service at time of termination; or (2) one month's salary at time of termination.

Dianne E. Hawkins

     She chose not to defer any of her compensation under the Second Nonqualified Deferred Comp. Plan for Key Employees, but deferred 100% of her benefit under the MRP program. She chose to defer 5% of her compensation under the Amended and Restated Nonqualified Deferred Compensation Plan.

     She obtained 11,241 shares of stock under the MRP Plan. Vesting 2,249 shares on February 1, 2000 and 2001, and 2,248 shares on February 1, 2002, 2003 and 2004. Full vesting upon change in control. So, as of the date of this Agreement, she is vested in 4,498 shares. An additional 6,743 will vest upon change in control.

     She obtained incentive stock option to purchase 22,482 shares of common stock at $13.00; option price was amended to $9.28. Optionee was granted Stock Appreciation Rights in accordance with Section 14 of the Innes Street Stock Option Plan. Options to vest 5,621 shares on February 1, 2000 and and 2001 and 5,620 shares on February 1, 2002, and 2003. Full vesting on change in control. So, as of the date of this Agreement, she is vested in 11,242. An additional 11,240 will vest upon change in control.
     Under Severance Plan, she is entitled to the greater of (1) two weeks' salary at time of termination times the number of complete years of service at time of termination; or (2) one month's salary at time of termination.

Jeff Chisholm
     He chose not to defer any of his compensation under the Second Nonqualified Deferred Comp. Plan for Key Employees, but deferred 100% of his benefit under the MRP program.
     He chose not to defer any of his compensation under the Amended and Restated Nonqualified Deferred Compensation Plan.
     He obtained 11,241 shares of stock under the MRP Plan. Vesting 2,249 shares on February 1, 2000 and 2001, and 2,248 shares on February 1, 2002, 2003, and 2,247 shares on February 1, 2004. Full vesting upon change in control. So, as of the date of this Agreement, he is vested in 4,498 shares. An additional 6,743 will vest upon change in control.
     He obtained incentive stock option to purchase 22,482 shares of common stock at $13.00; option price was amended to $9.28. Optionee was granted Stock Appreciation Rights in accordance with Section 14 of the Innes Street Stock Option Plan. Options to vest 5,621 shares on February 1, 2000 and 2001 and 5,620 shares on February 1, 2002, and 2003. Full vesting on change in control. So, as of the date of this Agreement, he is vested in 11,242. An additional 11,240 will vest upon change in control.
     Under Severance Plan, he is entitled to the greater of (1) two weeks' salary at time of termination times the number of complete years of service at time of termination; or (2) one month's salary at time of termination.

                                     3.22
                          Risk Management Instruments


                                     None.

                                  5.01(a)(i)
   Amendment of Charter or Bylaws; Release of Material Right, Debt, or Claim

     See Innes Street DISCLOSURE SCHEDULE 3.05(c) for a discussion of a material claim that has been asserted by Citizens Bank against Hallmark 385 IV, LLC et al. Innes Street and Citizens Bank will not waive or release any material rights or compromise any material claim in conjunction with this cause of action without the prior consent of Gaston Bancorp.

                                  5.01(a)(iv)
                   Bonus, Severance, or Termination Payments

     The Compensation and Benefit Plans listed on Innes Street DISCLOSURE
SCHEDULE 3.12(a) and as item 9 on Innes Street DISCLOSURE SCHEDULE 3.12 contain legally binding commitments existing on the date of this Agreement which shall be excepted from the conditions set forth in Section 5.01(a)(iv) of the Agreement.

                                  5.01(a)(x)
                               Loan Commitments

     On July 9, 2001, Citizens Bank offered a commitment to Sapona Land Company, LLC to make a loan in the amount of $4,010,000 for a proposed medical facility upon the terms disclosed in a letter from Citizens Bank dated the same date. A copy of this commitment letter was provided to Gaston Bancorp prior to the date of this Agreement.

                                    5.10(c)
                                 Merger Budget


 Estimated Fees and Expenses of Brooks, Pierce, McLendon, Humphrey & Leonard,
                                    L.L.P.
                            Merger-Related Expenses
                      Innes Street Financial Corporation

Merger-Related fees and expenses for month of June 2001:                 $ 1,000

Merger-Related fees and expenses July 1 through July 16, 2001:

          Fees:                                                          $29,200

          Expenses:                                                          400

Estimate of future merger-related fees:

          Preparation of Proxy Statement:                                $25,000

          Termination of ESOP                                              7,500

          Advice and service re: tax issues, ERISA and benefits matters    3,500

          Review of applications                                           2,000

          Services related to closing and immediately after               15,000

          Expenses                                                         5,000

         Estimate of Innes Street's Budget of Merger-Related Expenses
                         Agreement and Plan of Merger


Estimated charges of accountants                                       $  15,000

Estimated charges of Trident Securities                                $ 768,692

Estimated charges of Brooks, Pierce, McLendon, Humphrey & Leonard      see above

Estimated charges of Womble, Carlyle, Sandridge & Rice                 $  10,000

RR Donnelly Financial                                                  $  10,000

Continental Stock Trust & Transfer Company                             $   3,000

Minor miscellaneous charges (e.g. press release

                                    5.11(f)
                 Deferred Compensation Plans and Rabbi Trusts


     The deferred compensation plans and rabbi trusts (the "DC Plans") shall be modified to provide as follows:

     (i) the DC Plans shall not terminate at the Merger Effective Date, although the DC Plans will terminate following a change of control of Gaston Bancorp or Gaston Federal;

     (ii) assets currently held in the "non-diversified" DC Plans (whether or not subsequently transferred to the "diversified" DC Plans) will be restricted to investments in U.S. Treasury securities, brokered CDs, pass-through mortgage-backed securities issued by agencies of the U.S. Government and corporate bonds rated no lower than AAA, with maturities on all securities other than mortgage-backed securities limited to no longer than ten (10) years;

     (iii) Participants shall have their accrued benefits paid to them in cash in a lump sum or in equal annual installments over a term of five (5) or ten (10) years, as elected by such participant commencing as of the first day of the calendar quarter following the date of termination of their service on the Advisory Board (or Board of Directors of Gaston Bancorp) and on each anniversary of such date.

                              Schedule 5.11(e)(1)

                       TERMINATION AGREEMENT AND RELEASE
                       ---------------------------------

     This Termination Agreement and Release (this "Agreement") is entered into as of ______, 2001 by and between Ronald E. Bostian (the "Executive") and Citizens Bank, Inc. (the "Bank", or "Citizens Bank").

     WHEREAS, the Bank and the Bank's sole stockholder, Innes Street Financial Corporation ("Innes Street") entered into an Agreement and Plan of Merger dated July __, 2001 (the "Merger Agreement") with Gaston Federal Bancorp, MHC ("Gaston MHC"), Gaston Federal Bancorp, Inc. ("Gaston Bancorp"), Gaston Merger Subsidiary, Inc. ("Gaston Merger Subsidiary"), and Gaston Federal Bank ("Gaston Federal"); and

     WHEREAS, the Merger Agreement provides in Section 5.11 and the Executive otherwise agrees that in exchange for the consideration described herein the Executive shall execute a termination agreement and release relating to the Employment Agreement between himself and the Bank, dated December 28,1998 (the "Employment Agreement").

     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

     1.   Acknowledement of Payment, Release and Waiver. The Executive hereby
          ---------------------------------------------
acknowledges that the Bank, or its successor in interest, has made or shall make a payment to him of $370,000 (subject to applicable withholding) (the "Payment") and that the Employment Agreement is terminated as of immediately prior to the Merger Effective Date (as defined in the Merger Agreement). The Executive hereby releases, waives, discharges and acquits Innes Street, Citizens Bank, Gaston Bancorp, and Gaston Federal and their respective successors, from any and all claims, known or unknown, which the Executive, his heirs, successors and assigns, have or might have arising from or relating to his employment by or service as a director of Innes Street, Citizens Bank and all other Innes Street affiliates prior to the Merger Effective Date and to his entitlement to severance pay or severance or change in control benefits or any other payment under the Employment Agreement or under any other agreement or arrangement, oral or written. This release shall not affect the Executive's rights or benefits vested at or prior to the Merger Effective Date under any qualified employee benefit plan or (except for the Employment Agreement) any nonqualified employee benefit plan, including certain non-qualified deferred compensation plans and rabbi trust; nor any rights to indemnification that Executive has under the articles of incorporation and bylaws of Innes Street and/or Citizens Bank. The Executive acknowledges that he is not entitled to any severance payment or severance or change in control benefit or any other payment in connection with his employment by or service as a director of Innes Street, Citizens Bank or any other Innes Street affiliate prior to the Merger Effective Date other than the Payment.

     2.   No Parachute Payment.  The parties acknowledge that the payments
          --------------------
hereunder shall not constitute a parachute payment within the meaning of Section 28OG of the Internal Revenue Code of 1986, as amended ("Section 280G"), and regulations thereunder, in connection with the acquisition of Innes Street and Citizens Bank by Gaston Bancorp and Gaston Federal.

     3.   General Provisions.
          ------------------

          (a)  Heirs, Successors and Assigns.  The terms of this Agreement shall
               -----------------------------
be binding upon the parties hereto and their respective heirs, successors and assigns, including but not limited to Gaston Bancorp and its affiliates.

          (b)  Final Agreement. This Agreement represents the entire
               ---------------
understanding of the parties with respect to the subject matter thereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.

          (c)  Governing Law.  This Agreement shall be construed, enforced and
               -------------
interpreted in accordance with and governed by the laws of the State of North Carolina, without reference to its principles of conflicts of law.

          (d)  Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts, each of which counterpart, when so executed and delivered, shall be deemed an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

     4.   Voluntary Action and Waiver. The Executive acknowledges that, by his
          ---------------------------
free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement. The Executive understands and acknowledges that he has the legal entitlement of 45 days in which to determine whether or not he wants to sign this Agreement. Understanding those rights, the Executive has determined to sign this Agreement and has done so effective the day and year first above written. The Executive recognizes that only two (2) days have transpired since he received this Agreement, but has made the decision to sign this Agreement and not wait the entire 45 day period to which he is entitled, thereby knowingly and freely waiving any statutory rights to sign this Agreement at a later time. Notwithstanding the foregoing, this Agreement may be revoked by the Executive within seven (7) days after the day first hereinabove written by the delivery of written notice of revocation to _____________________. In the event of any revocation of this Agreement by the Executive within the time period specified above, the Executive shall not be entitled to the Payment theretofore provided or paid to the Executive, the Executive shall be required to repay Gaston Bancorp or the Bank or their successors in interest the amount of the Payment with interest at the Federal finds rate applicable under Section 28OG at the time the Executive delivers his written notice of revocation of this Agreement.

     This Agreement has been executed as of the day and year first herein above written.


                                           CITIZENS BANK, INC.


                                           By:  ________________________________
                                                Name:
                                                Title:


                                           EXECUTIVE



                                                ________________________________
                                                Ronald E. Bostian

                              Schedule 5.11(e)(2)

                              GASTON FEDERAL BANK
                             EMPLOYMENT AGREEMENT


     This Agreement is made effective as of ______________, 2001 by and between Gaston Federal Bank (the "Bank"), a federally-chartered stock savings bank, with its principal executive office at 245 West Main Avenue, Gaston, North Carolina 28053-5200 and Ronald E. Bostian (the "Executive"). Any reference to "Company" herein shall mean Gaston Federal Bancorp, Inc., the stock holding company parent of the Bank or any successor thereto.

     WHEREAS, the Bank wishes to assure itself of the continued services of Executive for the period provided in this Agreement; and

     WHEREAS, Executive is willing to continue to serve in the employ of the Bank on a full-time basis for said period.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.   POSITION AND RESPONSIBILITIES

     During the period of his employment hereunder, Executive agrees to serve as _______________________________ of the Bank (the "Executive Position"). At the
Merger Effective Date the Executive shall be appointed to the Board of Directors of the Company and the Bank, and During said period, Executive also agrees to continue to serve, if elected, as an officer and director of any subsidiary or affiliate of the Bank. Failure to reelect Executive to the Executive Position without the consent of the Executive during the term of this Agreement shall constitute a breach of this Agreement.

2.   TERMS AND DUTIES

     (a) The period of Executive's employment under this Agreement shall begin as of the date first above written and shall continue for a period of twenty-four (24) full calendar months thereafter.

     (b) During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Bank; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business companies or business organizations, which, in such Board's judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive's duties pursuant to this Agreement (it being understood that membership in social, religious, charitable or similar organizations does not require Board approval pursuant to this Section 2(b)).

3.   COMPENSATION AND REIMBURSEMENT

     (a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b). The Bank shall pay Executive as compensation a salary of $150,000 per year ("Base Salary"). Such Base Salary shall be payable biweekly. In addition to the Base Salary provided in this Section 3(a), the Bank shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank.

     (b)  In addition to the Base Salary provided for by paragraph (a) of this
Section 3, the Bank shall pay any dues associated with the Executives involvement with civic clubs and his membership dues in the Salisbury County Club and shall provide an automobile allowance (not to exceed $750 per month) for the Executive, and, pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

     (c) Compensation and reimbursement to be paid pursuant to paragraphs (a) and (b) of this Section 3 shall be paid by the Bank and the Company, respectively on a pro rata basis based upon the amount of service the Executive devotes to the Bank and Company, respectively.

4.   PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

     The provisions of this Section shall in all respects be subject to the terms and conditions stated in Sections 7 and 14.

     (a) The provisions of this Section shall apply upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following:

     (i) the termination by the Bank or the Company of Executive's full-time employment hereunder for any reason other than (A) Disability, as defined in
Section 5 below, or (B) Termination for Cause as defined in Section 6 hereof; or

     (ii) Executive's resignation from the Bank's employ, upon any

          (A) failure to elect or reelect or to appoint or reappoint Executive to the Executive Position,

          (B) a relocation of Executive's principal place of employment by more than 50 miles from its location at the effective date of this Agreement,

          (C) liquidation or dissolution of the Bank or Company, other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive (including any mutual to stock conversion of Gaston Federal Holdings, MHC); or

          (D)  breach of this Agreement by the Bank.

     (b) Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 7, the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a lump sum cash payment equal to the pro-rated Base Salary for the remaining term of the Agreement; provided however, that if the Bank is not in compliance with its minimum capital requirements or if such payments would cause the Bank's capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Bank is in capital compliance. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment.

     (c) Upon the occurrence of an Event of Termination, the Bank will cause to be continued life, medical, and dental coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination for the reminding term of the Agreement. Such coverage shall cease upon the expiration of the remaining term of this Agreement.

     (d) Notwithstanding the preceding paragraphs of this Section 4, in the event that:

          (i) the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the "Termination Benefits") would be deemed to include an "excess parachute payment" under
               Section 280G of the Code or any successor thereto, and

          (ii) if such Termination Benefits were reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to the total amount of payments permissible under Section 280G of the Code or any successor thereto.

          then the Termination Benefits to be paid to Executive shall be so reduced so as to be a Non-Triggering Amount.

5.   TERMINATION UPON DISABILITY

     In the event Executive is unable to perform his duties under this Agreement on a full-time basis for a period of six (6) consecutive months by reason of illness or other physical or mental disability, the Employer may terminate this Agreement, provided that the Employer shall continue to be obligated to pay the Executive his Base Salary for the remaining term of the Agreement, provided that any amounts actually paid to Executive pursuant to any disability insurance or other similar such program which the Employer has provided or may provide on behalf of its employees or pursuant to any workman's or social security disability program shall reduce the compensation to be paid to the Executive pursuant to this paragraph.

6.   TERMINATION FOR CAUSE

     The term "Termination for Cause" shall mean termination because of the Executive's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry. For purposes of this para-graph, no act or failure to act on the part of Executive shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Execu-tive's action or omission was in the best interest of the Bank. -Notwith-standing the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any stock options granted to Executive under any stock option plan of the Bank, the Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive's receipt of Notice of Termination for Cause pursuant to Section 7 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.

7.   NOTICE

     (a) Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     (b) "Date of Termination" shall mean (A) if Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for Cause, the Date of Termination shall be immediate upon receipt of the notice, and (C) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which shall not be less than thirty (30) days from the date such Notice of Termination is given).

     (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the voluntary termination by the Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a binding arbitration award. Notwithstanding the foregoing, no compensation or benefits shall be paid to Executive in the event the Executive is Terminated for Cause. In the event that such Termination for Cause is found to have been wrongful or such dispute is otherwise decided in Executive's favor, the Executive shall be entitled to receive all compensation and benefits which accrued for up to a period of nine months after Termination for Cause. If such dispute is not resolved within such nine-month period, the Bank shall not be obligated, upon final resolution of such dispute, to pay Executive compensation and other payments accruing more than nine months from the Date of the Termination specified in the Notice of Termination. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

8.   POST-TERMINATION OBLIGATIONS

     (a) All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with paragraph (b) of this Section 8 during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

     (b) Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

9.   NON-COMPETITION

     (a) Upon any termination of Executive's employment hereunder as a result of which the Association is paying Executive benefits under Section 4 of this Agreement, Executive agrees not to compete with the Bank and/or the Company for a period of one (1) year following such termination in any city, town or county in which the Bank and/or the Company has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank and/or the Company. The parties hereto, recognizing that irreparable injury will result to the Bank and/or the Company, its business and property in the event of Executive's breach of this Subsection 9(a) agree that in the event of any such breach by Executive, the Bank and/or the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employers, employees and all persons acting for or with Executive. Executive represents and admits that Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank and/or the Company, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank and/or the Company from pursuing any other remedies available to the Bank and/or the Company for such breach or threatened breach, including the recovery of damages from Executive. This paragraph (a) shall not apply if an termination of Executive's employment occurs in connection with a change in control of the Bank, within the meaning of the Home Owners' Loan Act and the Rules and Regulations promulgated by the Office of Thrift Supervision (or its predecessor agency) thereunder.

     (b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to the Office of Thrift Supervision (the "OTS"), the Federal Deposit Insurance Corporation (the "FDIC"), or other federal banking agency with jurisdiction over the Bank or Executive). Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and Executive may disclose any information regarding the Bank or the Company which is otherwise publicly available. In the event of a breach or threatened breach by the Executive of the Provisions of this Section 9, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

10.  SOURCE OF PAYMENTS

     All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the

Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

11.  EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS

     This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

12.  NO ATTACHMENT

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

13.  MODIFICATION AND WAIVER

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

14.  REQUIRED PROVISIONS

     (a) The Bank's Board of Directors may terminate the Executive's employment at any time, but any termination by the Bank's Board of Directors, other than Termination for Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 7 herein above.

     (b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) (12 U.S.C. (S)(S) 1818(e)(3)) or 8(g) (12 U.S.C.
(S) 1818(g)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, the Bank's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while their contract obligations were suspended and
(ii) reinstate (in whole or in part) any of the obligations which were suspended.

     (c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under
Section 8(e) (12 U.S.C. (S)(S) 1818(e)) or 8(g) (12 U.S.C. (S) 1818(g)) of the
Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

     (d) If the Bank is in default as defined in Section 3(x) (12 U.S.C. (S) 1813(x)(1)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

     (e) All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution, (i) by the Director, at the time FDIC or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank; or (ii) by the OTS at the time the OTS or its District Director approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the OTS or FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     (f) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 USC
Section 1828(k) and any regulations promulgated thereunder.

15.  SEVERABILITY

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

16.  HEADINGS FOR REFERENCE ONLY

     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17.  GOVERNING LAW

     This Agreement shall be governed by the laws of the State of North Carolina but only to the extent not superseded by federal law. In the event that any discrepancies arise between the contract and laws or regulations which are effective with respect to the contract, the laws and regulations will prevail.

18.  ARBITRATION

     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within thirty (30) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

19.  SUCCESSOR TO THE BANK

     The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

                                  SIGNATURES


     IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed and their seals to be affixed hereunto by their duly authorized officers, and Executives have signed this Agreement, on the day and date first above written.

ATTEST:                                  GASTON FEDERAL BANK


______________________________           By: ___________________________________
Secretary                                    Chairman of the Board

WITNESS:                                 EXECUTIVE:

______________________________           _______________________________________
                                         Ronald E. Bostian